As filed with the Securities and Exchange Commission on December 21, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GRUPO FINANCIERO SANTANDER MÉXICO, S.A.B. de C.V.
(Exact Name of Registrant as Specified in Its Charter)

SANTANDER MEXICO FINANCIAL GROUP, S.A.B. de C.V.
(Translation of Registrant’s Name into English)

United Mexican States (State or other jurisdiction of incorporation or organization)	Grupo Financiero Santander México, S.A.B. de C.V.
Avenida Prolongación Paseo de la Reforma 500
Colonia Lomas de Santa Fe
Delegación Álvaro Obregón
01219 Mexico City, Mexico
+52 (55)-5257-8000
(Address and telephone number of
Registrant’s principal executive offices)	Not Applicable (I.R.S. Employer Identification Number)

Banco Santander, S.A.
New York Branch
45 E. 53rd Street
New York, New York 10022
Attn: James H. Bathon, Chief Legal Officer
Telephone: (212) 350-3500
(Name, address and telephone number of agent for service)

With a copy to:

Nicholas A. Kronfeld
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, N.Y. 10017
Phone: (212) 450-4000
Fax: (212) 701-5800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price	Amount of registration fee
Contingent Convertible Securities(1)	(1)	(1)	(1)
Series B Shares in the form of American depositary shares(2)	(3)	(3)	(3)

(1)	An indeterminate number of Contingent Convertible Securities to be offered at indeterminate prices is being registered pursuant to this registration statement. The registrant is deferring payment of the registration fee pursuant to Rule 456(b) and is omitting this information in reliance on Rule 456(b) and Rule 457(r).

(2)	A separate Registration Statement on Form F-6 (File No. 333-183694) was filed on September 4, 2012. The Registration Statement on Form F-6 relates to the registration of the American depositary shares, or ADSs, evidenced by the American depositary receipts, or ADRs, issuable upon deposit of the shares registered hereby. Each ADS represents five Series B shares.

(3)	An indeterminate number of Series B Shares in the form of ADSs to be offered is being registered pursuant to this registration statement in connection with issuances from time to time following the conversion of Contingent Convertible Securities of the registrant. The registrant is deferring payment of the registration fee pursuant to Rule 456(b) and is omitting this information in reliance on Rule 456(b) and Rule 457(r).

PROSPECTUS

Grupo Financiero Santander México, S.A.B. de C.V.
(incorporated in the United Mexican States)

Contingent Convertible Securities

We may use this prospectus to offer and sell our contingent convertible securities from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. This prospectus describes some terms of the contingent convertible securities, and the Series B Shares and the American Depositary Shares, or ADSs, that may be issued following conversion of the contingent convertible securities, and the general manner in which they may be offered. We will provide the specific terms of the contingent convertible securities, and the manner in which they will be offered, in a supplement to this prospectus. Any supplement may also add, update or change information contained in, or incorporated by reference into, this prospectus. You should read this prospectus and the prospectus supplement carefully before you invest in our securities. The amount and price of the offered securities will be determined at the time of the offering.

Our ADSs are listed and traded on the New York Stock Exchange, or NYSE, under the symbol “BSMX.” In addition, our Series B shares are listed and traded on the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V.) under the symbol “SANMEX.”

Investing in our contingent convertible securities involves risks. You should carefully review the risk factors set forth under “Item 3. Key Information—Risk Factors” in our most recent annual report on Form 20-F, which is incorporated by reference herein, as well as any risk factors set forth in any other recently filed reports and the prospectus supplement.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION, OR SEC, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS EXCLUSIVELY OUR RESPONSIBILITY AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE MEXICAN BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES, THE “CNBV”). REGISTRATION OF THE SECURITIES, IF ANY, WITH THE MEXICAN NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES) MAINTAINED BY THE CNBV, DOES NOT IMPLY ANY CERTIFICATION AS TO THE INVESTEMENT QUALITY OF THE SECURITY, OUR SOLVENCY OR CREDIT QULITY OR THE ACCURACY OR COMPLETENESS OF THE INFORMATION SET FORTH HEREIN.

THE CONTINGENT CONVERTIBLE SECURITIES ARE NOT DEPOSITS WITH GRUPO FINANCIERO SANTANDER MÉXICO OR THE GROUP (AS DEFINED BELOW), AND WILL BE UNSECURED, NOT ELIGIBLE FOR REIMBURSEMENT AND NOT GUARANTEED BY ANY MEXICAN GOVERNMENTAL AGENCY, INCLUDING, WITHOUT LIMITATION, THE MEXICAN SAVINGS PROTECTION AGENCY (INSTITUTO PARA LA PROTECCIÓN AL AHORRO BANCARIO OR “IPAB”), OR BY THE UNITED STATES FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER UNITED STATES GOVERNMENTAL AGENCY OR BY ANY OF OUR SUBSIDIARIES OR AFFILIATES.

The date of this prospectus is December 21, 2016.

table of contents

Page

About This Prospectus	1
Where You Can Find More Information	1
Incorporation of Certain Documents by Reference	3
Grupo Financiero Santander México	4
Risk Factors	6
Special Note Regarding Forward-Looking Statements	7
Use of Proceeds	9
Ratio Of Earnings To Fixed Charges	10
Description of Contingent Convertible Securities	11
Description of Certain Provisions Relating to Contingent Convertible Securities	15
Description of Capital Stock	20
Description of American Depositary Shares	32
Plan of Distribution	41
Expenses of the Issue	41
Legal Matters	42
Experts	42
Service of Process and Enforcement of Judgments	42

We have not authorized any other person to provide you with information different from or in addition to that included in this prospectus or any prospectus supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell the contingent convertible securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front cover of this prospectus or such prospectus supplement, respectively, regardless of the time of delivery of this prospectus, such prospectus supplement or any sale of the contingent convertible securities. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus or such prospectus supplement.

We have not taken any action to permit the possession or distribution of this prospectus or any prospectus supplement outside the United States. In addition, we have not taken any action to permit a public offering of the contingent convertible securities outside the United States. Persons outside the United States who have come into possession of this prospectus or any prospectus supplement must inform themselves about and observe restrictions relating to the offering of the contingent convertible securities and the distribution of this prospectus or such prospectus supplement outside the United States.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “Grupo Financiero Santander Mexico,” “we,” “our,” “ours,” “us” or similar terms refer to Grupo Financiero Santander México, S.A.B. de C.V., together with its consolidated subsidiaries. When we refer to “Santander España,” we refer to our controlling shareholder, Banco Santander, S.A., a Spanish bank. When we refer to “Banco Santander Mexico” or the “Bank,” we refer to Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander México, together with its consolidated subsidiaries. When we refer to “Casa de Bolsa Santander,” we refer to Casa de Bolsa Santander, S.A. de C.V., Grupo Financiero Santander México, a Mexican broker-dealer. When we refer to “Gestión Santander,” we refer to SAM Asset Management, S.A. de C.V., Sociedad Operadora de Sociedades de Inversión (formerly Gestión Santander, S.A. de C.V., Grupo Financiero Santander México) (an entity that was sold in December 2013). When we refer to “Seguros Santander,” we refer to Zurich Santander Seguros México, S.A. (formerly, Seguros Santander, S.A., Grupo Financiero Santander) (an entity that was sold in November 2011). When we refer to the “Santander Group,” we refer to Santander España together with its consolidated subsidiaries.

In this prospectus, the term “Mexico” refers to the United Mexican States. The term “Mexican government” refers to the federal government of Mexico. All references herein to the “U.S.$,” “U.S. dollars” and “dollars” are to United States dollars and references to “Mexican pesos,” “pesos,” or “Ps.” are to Mexican pesos. References to “euros” or “€” are to the common legal currency of the member states participating in the European Economic and Monetary Union. We have made rounding adjustments to reach some of the figures included in this prospectus. As a result, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

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About This Prospectus

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC, using a “shelf” registration or continuous offering process. Under this shelf process, we may, from time to time, sell the contingent convertible securities described in this prospectus in one or more offerings of an unspecified amount. This prospectus provides you with a general description of the contingent convertible securities that we may offer, which we refer to as the “contingent convertible securities,” and the Series B shares and the ADSs that may be issued following conversion of the contingent convertible securities. If we sell the contingent convertible securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. If there is any inconsistency between the information contained in this prospectus and the prospectus supplement filed pursuant to the registration statement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or the prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement. We will file the prospectus supplement with the SEC. You should carefully read both this prospectus and the prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

This prospectus does not contain all of the information included in the registration statement. For more information, you should refer to the registration statement, including the exhibits thereto. The registration statement can be read at the SEC’s offices or obtained from the SEC’s website mentioned under the heading “Where You Can Find More Information.”

Where You Can Find More Information

We have filed with the SEC a registration statement (including any amendments and exhibits to the registration statement) on Form F-3 under the Securities Act of 1933, or the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. You may inspect and copy reports and other information filed with the SEC at the Public Reference Room at 100 F Street NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act, including the requirements to prepare and issue quarterly reports, or the proxy rules applicable to domestic U.S. registrants under Section 14 of the Exchange Act or the insider reporting and short-swing profit rules under Section 16 of the Exchange Act. However, we intend to furnish our shareholders with annual reports containing financial statements audited by our independent auditors and to make available to our shareholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year. We will file annual reports on Form 20-F within the time period required by the SEC, which is currently four months from December 31, the end of our fiscal year, and will file interim reports on Form 6-K containing an English language version of any reports we file with Mexican securities regulators or stock exchanges, including our quarterly reports.

We will send to the depositary a copy in English of all notices that we give relating to meetings of our shareholders or to distributions to shareholders or the offering of rights and a copy of any other report or

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communication that we make generally available to our shareholders. The depositary will make all these notices, reports and communications that it receives from us available for inspection by registered holders of ADSs at its office. The depositary will mail copies of those notices, reports and communications to you if we ask the depositary to do so and furnish sufficient copies of materials for that purpose.

We also file annual and quarterly reports and other information, all of which is in Spanish, with the Mexican Stock Exchange in accordance with the requirements applicable to issuers of securities registered with the RNV maintained by the CNBV.

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Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This means that you must look at all of the SEC filings that we incorporated by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. We incorporate by reference into this prospectus the following documents listed below, which we have already filed with or furnished to the SEC:

(1)	our Annual Report on Form 20-F for the fiscal year ended December 31, 2015 filed on May 2, 2016 (the “2015 Annual Report”); and

(2)	our Current Report on Form 6-K furnished to the SEC on December 21, 2016, containing our unaudited interim condensed consolidated financial statements for the nine-month periods ended September 30, 2016 and 2015 and at September 30, 2016 and December 31, 2015 (the “September 2016 Unaudited Interim Condensed Consolidated Financial Statements”) and a discussion and analysis of our results of operation and financial condition for the first nine months of 2016.

While we have prepared our consolidated financial statements as of and for the years ended December 31, 2013, 2014 and 2015 included in the 2015 Annual Report and incorporated by reference in this prospectus in accordance with International Financial Reporting Standards, or IFRS, data reported by the CNBV for the Mexican financial sector as a whole as well as individual financial institutions in Mexico, including our own, is prepared in accordance with Mexican Banking GAAP and, thus, may not be comparable to our results prepared in accordance with IFRS. Unless otherwise indicated, all financial information provided in the 2015 Annual Report as well as in our report on Form 6-K filed on December 21, 2016 has been prepared in accordance with IFRS. However, unless otherwise indicated, our financial information provided in any reports on Form 6-K incorporated by reference in this prospectus are prepared in accordance with Mexican Banking GAAP and, thus, may not be comparable to our results prepared in accordance with IFRS. IFRS differs in certain significant respects from Mexican Banking GAAP. For a discussion of the most significant differences between Mexican Banking GAAP and IFRS as they relate to us, see note 1.b to our consolidated financial statements included in the 2015 Annual Report and incorporated by reference in this prospectus.

All subsequent reports that we file on Form 20-F under the Exchange Act after the date of this prospectus and prior to the termination of the offering shall also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing such documents. We may also incorporate by reference any Form 6-K that we submit to the SEC after the date of this prospectus and prior to the termination of this offering by identifying in such Form 6-K that it is being incorporated by reference into this prospectus. As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies, you should rely on the statements made in this prospectus or in the most recent document incorporated by reference herein.

We will provide without charge to each person to whom this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents. Requests for such copies should be directed to:

División de Relación con Inversionistas
Avenida Prolongación Paseo de la Reforma 500
Colonia Lomas de Santa Fe
Delegación Álvaro Obregón
01219 Mexico City, Mexico
Telephone: +(52) 55-5257-8000

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Grupo Financiero Santander México

We are the second-largest financial services holding company in Mexico based on total loans made by the Bank and our other subsidiaries, the third-largest financial services holding company in Mexico based on total assets and deposits and the fourth-largest financial services holding company in Mexico based on net income as of September 30, 2016, in each case as determined in accordance with Mexican Banking GAAP, according to information published by the CNBV. Through our bank and our other subsidiaries, we provide a wide range of financial and related services, principally in Mexico, including retail and commercial banking, securities underwriting and brokerage and custody services. Our principal subsidiaries are Banco Santander México, our commercial bank subsidiary, and Casa de Bolsa Santander, S.A. de C.V., our broker-dealer subsidiary.

As of September 30, 2016, we had total assets of Ps.1,281,599 million (U.S.$66,138 million) and total equity of Ps. 119,212 million (U.S.$6,152 million). For the year ended December 31, 2015, we had net income of Ps.14,004 million (U.S.$811 million), which represented a return-on-average equity, or ROAE, of 13.22% for that period. For the nine months ended September 30, 2016, we had net income of Ps. 12,981 million (U.S.$670 million), which represented a return-on-average equity, or ROAE, of 11.44% for that period.

Our most significant subsidiary is the Bank, which as of September 30, 2016 accounted for 99.89% of our total assets and 98.32% of its shareholders’ equity. For the year ended December 31, 2015 and the nine months ended September 30, 2016, the Bank accounted for 100.40% of our net income and 99.74% of our net income, respectively. As of September 30, 2016, the Bank had total loans, net of allowance for impairment losses, of Ps. 590,058 million (U.S.$30,451 million), total deposits of Ps. 622,597 million (U.S.$32,130 million), 1,364 offices and 6,620 ATMs located throughout Mexico, and 16,828 employees.

We offer a differentiated financial services platform in Mexico focused on the client segments that we believe are most profitable, such as high- and mid-income individuals, small and medium-sized enterprises, or SMEs, and medium and large companies in Mexico, while also providing integrated financial services to low-income individuals. We developed our client segmentation strategy in 2008 with clearly defined client segments: high- and mid-income individuals, SMEs and middle-market corporations. Since then, we have focused our efforts on further refining our client segmentation, developing our product offerings, information technology systems and our internal practices, as well as enhancing our distribution channels in order to maximize service in our key client segments.

The following chart sets forth the Retail Banking and Global Corporate Banking principal operating segments of the Bank and their main focus.

Retail Banking	Global Corporate Banking

Focusing on the following categories of clients:

•      Individuals, with a net wealth of less than Ps.5 million, categorized as classic, preferred, premier or select

•      Private banking, for individuals with net wealth in excess of Ps.8 million. Individuals with net wealth between Ps. 5 million to Ps. 8 million are attended to by either the Individuals segment or the Private Banking segment described above, depending on the product offerings that would suit them best

•      SMEs, with annual gross revenues of up to Ps.200 million

•      Middle-market corporations, with annual gross revenues of more than Ps.200 million that are not clients of Global Corporate Banking

•      Government institutions, comprised of Mexican

Offering to our largest clients (mainly Mexican and multinational corporations, financial groups and large institutional clients) tailored services and products such as:

•      Global transaction banking (GTB), which includes cash management, working capital solutions, security services and trade finance solutions

•      Financial Solutions and Advisory (FS&A), which includes origination, structuring and distribution of structured credit and debt products, debt capital markets, project finance and asset-based finance

•      Corporate finance, which includes mergers and acquisitions and equity capital markets services

•      Markets, including “plain vanilla” and tailored fixed income, foreign exchange and equity investment and hedging solutions and brokerage services

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federal government agencies, state agencies and municipalities, as well as Mexican universities	• Global Corporate Banking products and solutions for retail customers, which offers retail segment clients tailor-made corporate banking products and solutions in order to meet specific needs

In addition, we have a Corporate Activities operating segment comprised of all other operational and administrative activities that are not assigned to a specific segment or product listed above. These activities include the centralized management of our financial investments, the financial management of our structural interest rate risk and foreign exchange position and the management of our liquidity and equity through securities offerings and the management of assets and liabilities.

The investment banking and equity trading activities of Casa de Bolsa, our broker-dealer subsidiary, are included in the Global Corporate Banking segment, while the retail portion of its brokerage business is part of the Retail Banking segment. Our insurance activities are included in the Retail Banking segment.

Banco Santander, S.A., or Santander España, is our controlling shareholder and owns, directly or indirectly, 74.97% of our total capital stock. We believe that our relationship with Santander España and the Santander Group as a whole offers us significant competitive advantages over other financial services holding companies in Mexico. As of September 30, 2016, the Santander Group had total assets of €1,329.5 billion (U.S.$1,484.5 billion), shareholders’ equity of €101,122 million (U.S.$112,902 million) and a market capitalization of €56,973 million (U.S.$63,616 million). It also generated an attributable profit of €4,975 million (U.S.$5,555 million) during the nine months ended September 30, 2016. As of September 30, 2016, we represented approximately 7% of the Santander Group’s attributable profit, making us the fifth largest contributor of attributable profits to the Santander Group. As of September 30, 2016, we also represented approximately 5% of the Santander Group’s assets, according to Santander España’s third quarter earnings report. As of September 30, 2016, the Santander Group had 12,391 branches and 189,675 employees, according to Santander España’s third quarter earnings report.

Our principal executive offices are located at Avenida Prolongación Paseo de la Reforma 500, Colonia Lomas de Santa Fe, Delegación Álvaro Obregón, 01219, Mexico City, Mexico. Our telephone number at that address is +52 (55) 5257-8000 and our website is www.santander.com.mx. None of the information contained on our website is incorporated by reference into, or forms part of, this prospectus.

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Risk Factors

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference from the 2015 Annual Report and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act that are incorporated herein by reference and the risk factors and other information contained in the prospectus supplement before acquiring any of such securities.

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Special Note Regarding Forward-Looking Statements

This prospectus and the 2015 Annual Report incorporated herein by reference include forward-looking statements, principally under the captions “Item 3. Key Information—D. Risk Factors,” “Item 4. Information on the Company—B. Business Overview” and “Item 5. Operating and Financial Review and Prospects” in the 2015 Annual Report. These statements appear throughout this prospectus and the 2015 Annual Report and include statements regarding our intent, belief or current expectations in connection with:

•	asset growth and sources of funding;

•	growth of our fee-based business;

•	expansion of our distribution network;

•	financing plans;

•	competition;

•	impact of regulation and the interpretation thereof;

•	action to modify or revoke its authorization to act as a sociedad controladora de un grupo financiero or Banco Santander México’s banking license;

•	exposure to market risks including interest rate risk, foreign exchange risk and equity price risk;

•	exposure to credit risks including credit default risk and settlement risk;

•	projected capital expenditures;

•	capitalization and related requirements and level of reserves;

•	investments in our information technology platform;

•	liquidity;

•	trends affecting the economy generally; and

•	trends affecting our financial condition and our results of operations.

Many important factors, in addition to those discussed elsewhere in this prospectus or in the 2015 Annual Report incorporated herein by reference, could cause our actual results to differ substantially from those anticipated in our forward-looking statements, including, among other things:

•	changes in capital markets in general that may affect policies or attitudes towards lending to Mexico or Mexican companies;

•	changes in economic conditions in Mexico in particular, in the United States or globally;

•	the monetary, foreign exchange and interest rate policies of the Mexican Central Bank (“Banco de México”);

•	inflation;

•	deflation;

•	unemployment;

•	unanticipated turbulence in interest rates;

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•	movements in foreign exchange rates;

•	movements in equity prices or other rates or prices;

•	changes in Mexican and foreign policies, legislation and regulations;

•	changes in requirements to make contributions to, for the receipt of support from programs organized by or requiring deposits to be made or assessments observed or imposed by, the Mexican government;

•	changes in taxes and tax laws;

•	competition, changes in competition and pricing environments;

•	our inability to hedge certain risks economically;

•	economic conditions that affect consumer spending and the ability of customers to comply with obligations;

•	the adequacy of allowance for impairment losses and other losses;

•	increased default by borrowers;

•	our inability to successfully and effectively integrate acquisitions or to evaluate risks arising from asset acquisitions;

•	technological changes;

•	changes in consumer spending and saving habits;

•	increased costs;

•	unanticipated increases in financing and other costs or the inability to obtain additional debt or equity financing on attractive terms;

•	changes in capitalization requirements for the Bank, including the imposition of additional capital buffers;

•	changes in, or failure to comply with, banking regulations or their interpretations; and

•	the other risk factors discussed under “Item 3. Key Information—D. Risk Factors” in the 2015 Annual Report.

The words “believe,” “may,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “forecast” and similar words are intended to identify forward-looking statements. You should not place undue reliance on such statements, which speak only as of the date they were made. We undertake no obligation to update publicly or to revise any forward-looking statements after we distribute this prospectus because of new information, future events or other factors. Our independent public auditors have neither examined nor compiled the forward-looking statements and, accordingly, do not provide any assurance with respect to such statements. In light of the risks and uncertainties described above, the future events and circumstances discussed in this prospectus might not occur and are not guarantees of future performance. Because of these uncertainties, you should not make any investment decision based upon these estimates and forward-looking statements.

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Use of Proceeds

Unless we have disclosed a specific plan in the accompanying prospectus supplement, we will use the net proceeds from the sale of the contingent convertible securities offered by this prospectus for general corporate purposes.

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Ratio Of Earnings To Fixed Charges

	Nine months ended September 30, 2016(1)	Year Ended December 31,
		2015	2014	2013	2012	2011
Ratio of earnings to fixed charges only(1)(2)
– including interest on deposits	1.81	1.84	1.81	1.75	1.96	2.00
– excluding interest on deposits	3.96	3.70	3.26	3.48	4.94	5.49

(1)	Based on unaudited numbers.

(2)	Fixed charges consist of total interest expensed plus an estimate of the portion of rental expenses representing interest cost. This has been estimated at 30% of rental expenses, as a reasonable approximation of the interest factor.

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Description of Contingent Convertible Securities

The following is a summary of the general terms that will apply to any contingent convertible securities that may be offered by us.

If we issue contingent convertible securities, we will file a prospectus supplement with the SEC, which you should read carefully. The prospectus supplement will summarize specific financial terms of your security and may contain additional terms of those contingent convertible securities to those described in this prospectus. The terms presented here, together with the terms contained in the prospectus supplement, will be a description of the material terms of the contingent convertible securities, but if there is any inconsistency between the terms presented here and those in the prospectus supplement, those in the prospectus supplement will apply and will replace those presented here. Therefore, the statements we make below in this section may not apply to your contingent convertible security. Contingent convertible securities will be issued by us under an indenture and a supplemental indenture related to the contingent convertible securities. The indenture is a contract between us and The Bank of New York Mellon, as trustee. The indenture does not limit our ability to incur additional indebtedness, including the issuance of further contingent convertible securities. You should also read the indenture and any related supplemental indenture establishing such contingent convertible securities, which we have filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

General

Contingent convertible securities means our subordinated convertible debt securities mandatorily convertible into shares of our capital stock on the occurrence of certain events. The contingent convertible securities are not deposits and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other government agency of the United States or the Mexican government.

We may issue contingent convertible securities in one series only. The prospectus supplement for the series of contingent convertible securities will describe the terms of the offered contingent convertible securities, including some or all of the following terms:

•	the specific designation, authorized denomination and aggregate principal amount of the contingent convertible securities;

•	whether such contingent convertible securities will be dated contingent convertible securities with a specified maturity date or undated contingent convertible securities with no specified maturity date;

•	the annual interest rate or rates, or how to calculate the interest rate or rates;

•	the date or dates from which interest, if any, will accrue or the method, if any, by which such date or dates will be determined;

•	whether the payment of interest can be deferred or cancelled, whether the payment of principal can be deferred and the subordination terms;

•	the price or prices at which they will be issued;

•	the terms on which the contingent convertible securities may or are required to convert into shares of our capital stock and any specific terms relating to the conversion or exchange feature, including upon the occurrence of certain events relating to our financial condition;

•	whether payments are subject to certain conditions that relate to our financial condition, including our capital ratios;

•	the times and places at which any interest payments are payable;

•	the terms and conditions of any mandatory or optional redemption;

•	any modifications or additions to the enforcement events with respect to the contingent convertible securities offered;

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•	the terms and conditions, if any, under which we may elect to substitute or vary the terms of the contingent convertible securities;

•	whether we can issue any additional contingent convertible securities;

•	the currency or currencies in which they are denominated and in which we will make any payments;

•	any index used to determine the amount of any payments on the contingent convertible securities;

•	any restrictions that apply to the offer, sale and delivery of the contingent convertible securities;

•	whether and under what circumstances, if other than those described in this prospectus, we will pay additional interest on the contingent convertible securities following certain developments with respect to withholding tax or information reporting laws and whether, and on what terms, if other than those described in this prospectus, we may redeem the contingent convertible securities following those developments; and

•	any listing on a securities exchange.

In addition, the prospectus supplement will describe the material U.S. federal and Mexican tax considerations that apply to the contingent convertible securities.

The contingent convertible securities may bear interest at a fixed rate or a floating rate. We may sell any contingent convertible securities that bear no interest, or that bear interest at a rate that at the time of issuance is below the prevailing market rate, at a discount to their stated principal amount.

Holders of contingent convertible securities shall have no voting rights except those described under the heading “—Modification and Waiver” below, unless and until such contingent convertible securities are converted into shares of our capital stock, in which case holders will have the voting rights described under “Description of Capital Stock—Voting Rights.”

If we issue subordinated contingent convertible securities that qualify as Additional Tier 1 capital for regulatory purposes, the payment, subordination, redemption, enforcement events and other terms may vary from those described in this prospectus and will be set forth in the prospectus supplement.

Payments

We will make any payments of interest and principal, on the contingent convertible securities on the dates and, in the case of payments of interest, at the rate or rates, that we set out in, or that are determined by the method of calculation described in, the prospectus supplement. The prospectus supplement may provide that we are not obligated to make payments of principal or interest on any scheduled payment date, that interest payments may be cancelled or deemed cancelled, in whole or in part, and that any such cancellation or deemed cancellation will not create a default or an enforcement event under the contingent convertible securities indenture.

Subordination

Each contingent convertible security will constitute our general, unsecured and subordinated obligations ranking equally without any preference among themselves. The rights and claims of the holders of the contingent convertible securities will be subordinated as described in the prospectus supplement with respect to the series. The prospectus supplement will set forth the nature of the subordinated ranking of the contingent convertible securities relative to the debt and equity issued by us, including to what extent the contingent convertible securities may rank junior in right of payment to our other obligations or in any other manner.

Redemption

Any terms of the redemption of the contingent convertible securities, whether at our option or upon the occurrence of certain events (including, but not be limited to, the occurrence of certain tax or regulatory events), will be set forth in the prospectus supplement.

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Enforcement Events; Limitation of Remedies

Enforcement Events

The prospectus supplement with respect to the contingent convertible securities shall set out what events, if any, shall be considered enforcement events and what remedies, if any, that may be available to holders.

Limitation on Suits

No holder of contingent convertible securities will be entitled to proceed directly against us, except as described below.

 Subject to any further limitations provided in the prospectus supplement and supplemental indenture establishing the series of contingent convertible securities, before a holder of the contingent convertible securities may bypass the trustee and bring its own lawsuit or other formal legal action or take other steps to enforce its rights or protect its interests relating to the contingent convertible securities, the following must occur:

•	The holder must give the trustee written notice that a continuing enforcement event has occurred and remains uncured.

•	The holders of not less than 25% in outstanding principal amount of the contingent convertible securities must make a written request that the trustee institute proceedings because of the enforcement event, and the holder must offer reasonable indemnity satisfactory to the trustee in its sole discretion against the cost and other liabilities incurred in connection with such request.

•	The trustee must not have taken action for 60 days after receipt of the above notice and offer of security or indemnity, and the trustee must not have received an inconsistent direction from the majority in principal amount of all outstanding contingent convertible securities during that period.

Notwithstanding any other provision of the contingent convertible indenture or the contingent convertible securities, the right of any holder of contingent convertible securities to receive payment of the principal of, and interest on, the contingent convertible securities, on or after the due dates thereof or to institute suit for the enforcement of any such payment on or after such respective dates, will not be impaired or affected without the consent of such holder.

Modification and Waiver

We and the trustee may make certain modifications and amendments to the indenture with respect to the contingent convertible securities without the consent of the holders of the contingent convertible securities. Other modifications and amendments may be made to the indenture with the consent of not less than a majority in aggregate outstanding principal amount of the contingent convertible securities outstanding under the indenture that are affected by the modification or amendment, voting as one class.

However, no modifications or amendments may be made without the consent of 100% of the holders of all contingent convertible securities affected that would:

•	change the stated maturity, if any, of any principal amount of or any interest payment date on any contingent convertible security;

•	change the terms of any perpetual contingent convertible security to include a stated maturity date;

•	reduce the principal amount of or reduce or increase the interest rates of any contingent convertible security, other than as permitted under the indenture;

•	change our obligation to pay additional interest, if any, except as otherwise permitted under the indenture;

•	change the currency of payment;

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•	modify any other payment provision of any contingent convertible security;

•	impair the right to institute suit for the enforcement of any payment due and payable;

•	reduce the percentage in aggregate principal amount of outstanding contingent convertible securities necessary to modify or amend the indenture or to waive compliance with certain provisions of the indenture;

•	modify the subordination provisions, provisions relating to consolidation, merger, conveyance or transfer of the Bank and/or substantially all of its properties, and any provisions dealing with bankruptcy or liquidation of the Bank and the governing law of the contingent convertible securities in a manner adverse to the holders, in each case other than as permitted under the indenture.

In addition to the permitted amendments described in the preceding paragraph, we and the trustee may amend, waive or supplement the indenture or the contingent convertible securities without the consent of any holders of the contingent convertible securities in certain circumstances, including, among other things, to cure any ambiguity, omission, defect or inconsistency, to conform the provisions of the indenture to this “Description of Contingent Convertible Securities” section in this prospectus and to make any other change that does not adversely affect the rights of any relevant holder in any material respect.

No modifications or amendments may be made without the authorization of Banco de México.

Governing Law

The contingent convertible securities and the indenture will be governed by and construed in accordance with the laws of the State of New York and the Trust Indenture Act, except that the subordination provisions and the waiver of the right to set-off will be governed by and construed in accordance with the laws of Mexico.

Notices

All notices to holders of registered contingent convertible securities shall be validly given if in writing and mailed, first-class postage prepaid, to them at their respective addresses in the register maintained by the trustee or delivered in accordance with the applicable procedures of the relevant clearing system.

The Trustee

The Bank of New York Mellon is the trustee under the indenture with respect to the contingent convertible securities. The trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act of 1939 (“TIA”). Subject to the provisions of the TIA, the trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of contingent convertible securities, unless offered reasonable indemnity satisfactory to the trustee in its sole discretion by the holder against the costs, expense and liabilities which might be incurred thereby. We and certain of our subsidiaries maintain deposit accounts and conduct other banking transactions with The Bank of New York Mellon in the ordinary course of our business. The Bank of New York Mellon is also the book-entry depositary and paying agent with respect to our contingent convertible securities.

Consent to Service of Process

Under the indenture, we irrevocably designate Banco Santander, S.A., New York Branch as our authorized agent for service of process in any legal action or proceeding arising out of or relating to the indenture or any contingent convertible securities issued under the indenture brought in any federal or state court in the Borough of Manhattan, The City of New York, New York and we irrevocably submit to the jurisdiction of those courts in connection with any such action or proceeding.

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Description of Certain Provisions Relating to Contingent Convertible Securities

Form of Contingent Convertible Securities; Book-Entry System

Unless the prospectus supplement states otherwise, the contingent convertible securities shall initially be represented by one or more global securities in registered form, without coupons attached, and will be deposited with or on behalf of one or more depositary identified in the prospectus supplement, including, without limitation, The Depository Trust Company (“DTC”), Euroclear Bank S.A./N.V. (“Euroclear Bank”), as operator of the Euroclear System (“Euroclear”) and/or Clearstream Banking, société anonyme (“Clearstream Luxembourg”), and will be registered in the name of such depositary or its nominee. Unless and until the contingent convertible securities are exchanged in whole or in part for other securities that we issue or the global securities are exchanged for definitive securities, the global securities may not be transferred except as a whole by the depositary to a nominee or a successor of the depositary.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for securities we issue in global form will be made in U.S. dollars, these procedures can be used for cross-market transfers and the contingent convertible securities will be cleared and settled on a delivery against payment basis. Cross-market transfers of securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities.

The contingent convertible securities may be accepted for clearance by DTC, Euroclear and Clearstream Luxembourg.

The laws of some states may require that certain investors in securities take physical delivery of their securities in definitive form. Those laws may impair the ability of investors to own interests in book-entry securities.

Neither we nor the trustee nor any of our or its agents has any responsibility for any aspect of the actions of DTC, Clearstream Luxembourg or Euroclear or any of their direct or indirect participants. Neither we nor the trustee nor any of our or its agents has any responsibility for any aspect of the records kept by DTC, Clearstream Luxembourg or Euroclear or any of their direct or indirect participants. Neither we nor the trustee nor any of our or its agents supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.

DTC, Clearstream Luxembourg, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. Investors should be aware that DTC, Clearstream Luxembourg, Euroclear and their participants are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

So long as the depositary, or its nominee, is the holder of a global security, the depositary or its nominee will be considered the sole holder of such global security for all purposes under the indenture. Except as described below under the heading “—Issuance of Definitive Securities”, no participant, indirect participant or other person will be entitled to have contingent convertible securities registered in its name, receive or be entitled to receive physical delivery of contingent convertible securities in definitive form or be considered the owner or holder of the contingent convertible securities under the indenture. Each person having an ownership or other interest in contingent convertible securities must rely on the procedures of the depositary, and, if a person is not a participant in the depositary, must rely on the procedures of the participant or other securities intermediary through which that person owns its interest to exercise any rights and obligations of a holder of the contingent convertible securities under the indenture.

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The Clearing Systems

DTC, Euroclear and Clearstream Luxembourg have advised us as follows:

DTC. DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Euroclear. Euroclear holds securities for its participants and clears and settles transactions between its participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates. Euroclear provides various other services, including safekeeping, administration, clearance and settlement and securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank, under contract with Euroclear plc, a U.K. corporation. Euroclear Bank conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with Euroclear Bank, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include any underwriters for the contingent convertible securities. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC. Securities clearance accounts and cash accounts with Euroclear are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System (collectively, the “Euroclear Terms and Conditions”) and applicable law. The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear.

Clearstream Luxembourg. Clearstream Luxembourg is incorporated under the laws of The Grand Duchy of Luxembourg as a société anonyme and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Luxembourg is owned by Deutsche Börse AG, a publicly traded company. Clearstream Luxembourg holds securities for its participants and facilitates the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides other services to its participants, including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. Clearstream Luxembourg’s customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include professional financial intermediaries. Its U.S. customers are limited to securities brokers, dealers and banks. Indirect access to the Clearstream Luxembourg system is also available to others that clear through Clearstream Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies. Clearstream Luxembourg is an indirect participant in DTC. Clearstream Luxembourg has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream Luxembourg and Euroclear. Distributions with respect to the securities held beneficially through Clearstream Luxembourg are credited to cash accounts of Clearstream Luxembourg customers in accordance with its rules and procedures, to the extent received by Clearstream Luxembourg.

INDEVAL. Holders of contingent convertible securities may own beneficial interests in the global security through the facilities of INDEVAL (as defined below), which is a participant in each of Clearstream Luxembourg

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and Euroclear. INDEVAL is a privately owned securities depositary that is authorized to act and acts as a clearinghouse, depositary and central custodian for securities in Mexico. As such, INDEVAL provides settlement and transfer services and is the registration agent for Mexican securities transactions, eliminating the need for physical transfer of securities.

Other Clearing Systems

We may choose any other clearing system for the series of securities. The clearance and settlement procedures for the clearing system we choose will be described in the prospectus supplement.

Payments on the Global Security

Payments of any amounts in respect of any global securities will be made by the trustee to the depositary. Payments will be made to beneficial owners of contingent convertible securities in accordance with the rules and procedures of the depositary or its direct and indirect participants, as applicable. Neither we nor the trustee nor any of our agents will have any responsibility or liability for any aspect of the records of any securities intermediary in the chain of intermediaries between the depositary and any beneficial owner of an interest in a global security, or the failure of the depositary or any intermediary to pass through to any beneficial owner any payments that we make to the depositary.

Primary Distribution

The distribution of contingent convertible securities will be cleared through one or more of the clearing systems that we have described above or any other clearing system that is specified in the prospectus supplement. Payment for contingent convertible securities will be made on a delivery versus payment or free delivery basis. These payment procedures will be more fully described in the prospectus supplement. Customary clearance and settlement procedures are described below.

We will submit applications to the relevant system or systems for the contingent convertible securities to be accepted for clearance. The clearance numbers that are applicable to each clearance system will be specified in the prospectus supplement.

Clearance and Settlement Procedures—DTC

DTC participants that hold contingent convertible securities through DTC on behalf of investors will follow the settlement practices applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System.

Contingent convertible securities will be credited to the securities custody accounts of these DTC participants against payment in same-day funds, for payments in U.S. dollars, on the settlement date. For payments in a currency other than U.S. dollars, contingent convertible securities will be credited free of payment on the settlement date.

Clearance and Settlement Procedures—Euroclear and Clearstream Luxembourg

We understand that investors that hold contingent convertible securities through Euroclear or Clearstream Luxembourg accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form for securities.

Contingent convertible securities will be credited to the securities custody accounts of Euroclear and Clearstream Luxembourg participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

Secondary Market Trading

Trading Between DTC Participants

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System for securities.

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If payment is made in U.S. dollars, settlement will be in same-day funds. If payment is made in a currency other than U.S. dollars, settlement will be free of payment. If payment is made other than in U.S. dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

Trading Between Euroclear and/or Clearstream Luxembourg Participants

We understand that secondary market trading between Euroclear and/or Clearstream Luxembourg participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream Luxembourg. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form for securities.

Trading Between a DTC Seller and a Euroclear or Clearstream Luxembourg Purchaser

A purchaser of contingent convertible securities that are held in the account of a DTC participant must send instructions to Euroclear or Clearstream Luxembourg at least one business day prior to settlement. The instructions will provide for the transfer of the contingent convertible securities from the selling DTC participant’s account to the account of the purchasing Euroclear or Clearstream Luxembourg participant. Euroclear or Clearstream Luxembourg, as the case may be, will then instruct the common depositary for Euroclear and Clearstream Luxembourg to receive the contingent convertible securities either against payment or free of payment.

The interests in the contingent convertible securities will be credited to the respective clearing system. The clearing system will then credit the account of the participant, following its usual procedures. Credit for the contingent convertible securities will appear on the next day, European time. Cash debit will be back-valued to, and the interest on the contingent convertible securities will accrue from, the value date, which would be the preceding day, when settlement occurs in New York. If the trade fails and settlement is not completed on the intended date, the Euroclear or Clearstream Luxembourg cash debit will be valued as of the actual settlement date instead.

Euroclear participants or Clearstream Luxembourg participants will need the funds necessary to process same-day funds settlement. The most direct means of doing this is to pre-position funds for settlement, either from cash or from existing lines of credit, as for any settlement occurring within Euroclear or Clearstream Luxembourg. Under this approach, participants may take on credit exposure to Euroclear or Clearstream Luxembourg until the contingent convertible securities are credited to their accounts one business day later.

As an alternative, if Euroclear or Clearstream Luxembourg has extended a line of credit to them, participants can choose not to pre-position funds and will instead allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear participants or Clearstream Luxembourg participants purchasing contingent convertible securities would incur overdraft charges for one business day (assuming they cleared the overdraft as soon as the contingent convertible securities were credited to their accounts). However, any interest on the contingent convertible securities would accrue from the value date. Therefore, in many cases, the investment income on contingent convertible securities that is earned during that one-business day period may substantially reduce or offset the amount of the overdraft charges. This result will, however, depend on each participant’s particular cost of funds.

Because the settlement will take place during New York business hours, DTC participants will use their usual procedures to deliver contingent convertible securities to the depositary on behalf of Euroclear participants or Clearstream Luxembourg participants. The sale proceeds will be available to the DTC seller on the settlement date. For the DTC participants, then, a cross-market transaction will settle no differently than a trade between two DTC participants.

Special Timing Considerations

Investors should be aware that they will only be able to make and receive deliveries, payments and other communications involving the contingent convertible securities through Clearstream Luxembourg and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream Luxembourg and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the contingent convertible securities, or to receive or make a payment or delivery of the

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contingent convertible securities, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream Luxembourg or Euroclear is used.

Issuance of Definitive Securities

So long as the depositary holds the global securities of the series of contingent convertible securities, such global securities will not be exchangeable for definitive securities of the series unless:

•	the depositary notifies the trustee that it is unwilling or unable to continue to act as depositary for the contingent convertible securities, or the depositary ceases to be a clearing agency registered under the Exchange Act;

•	we are wound up and we fail to make a payment on the contingent convertible securities when due; or

•	at any time we determine at our option and in our sole discretion that the global securities of the series of contingent convertible securities should be exchanged for definitive contingent convertible securities of the series in registered form.

Each person having an ownership or other interest in a contingent convertible security must rely exclusively on the rules or procedures of the depositary as the case may be, and any agreement with any direct or indirect participant of the depositary, including Euroclear or Clearstream Luxembourg and their participants, as applicable, or any other securities intermediary through which that person holds its interest, to receive or direct the delivery of possession of any definitive security. The indenture permits us to determine at any time and in our sole discretion that contingent convertible securities shall no longer be represented by global securities. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global securities at the request of each DTC participant. We would issue definitive certificates in exchange for any such beneficial interests withdrawn.

Unless otherwise specified in the prospectus supplement, definitive contingent convertible securities will be issued in registered form only. To the extent permitted by law, we, the trustee and any paying agent shall be entitled to treat the person in whose name any definitive security is registered as its absolute owner.

Payments in respect of any definitive contingent convertible securities will be made to the person in whose name such definitive securities are registered as it appears in the register for that series of contingent convertible securities. Payments will be made in respect of the contingent convertible securities by check drawn on a bank in New York or, if the holder requests, by transfer to the holder’s account in New York. Definitive securities should be presented to the paying agent for redemption.

If we issue definitive contingent convertible securities in exchange for a particular global security of the series, the depositary, as holder of that global security, will surrender it against receipt of the definitive contingent convertible securities, cancel the book-entry contingent convertible securities of the series, and distribute the definitive contingent convertible securities of the series to the persons and in the amounts that the depositary specifies pursuant to the internal procedures of such depositary.

If definitive securities are issued in the limited circumstances described above, those securities may be transferred in whole or in part in denominations of any whole number of securities upon surrender of the definitive securities certificates together with the form of transfer endorsed on it, duly completed and executed at the specified office of a paying agent. If only part of a securities certificate is transferred, a new securities certificate representing the balance not transferred will be issued to the transferor within three business days after the paying agent receives the certificate. The new certificate representing the balance will be delivered to the transferor by uninsured post at the risk of the transferor, to the address of the transferor appearing in the records of the paying agent. The new certificate representing the contingent convertible securities that were transferred will be sent to the transferee within three business days after the paying agent receives the certificate transferred, by uninsured post at the risk of the holder entitled to the contingent convertible securities represented by the certificate, to the address specified in the form of transfer.

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Description of Capital Stock

General

Set forth below is certain information relating to our capital stock, including the material provisions of our bylaws, Mexican corporate and securities laws and certain related laws and regulations of Mexico, including those of the CNBV, all as in effect as of the date of this prospectus. The following summary description of our capital stock does not purport to be complete and is qualified in its entirety by reference to our bylaws, which are filed as Exhibit 4.1 to the registration statement of which this prospectus is a part.

We are currently organized as a publicly traded variable capital stock corporation (sociedad anónima bursátil de capital variable) under the laws of Mexico. We were organized as a holding company of a financial group on November 14, 1991, and became a publicly listed company on December 11, 1991. A copy of our bylaws has been filed with the CNBV and with the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V.) and is available for inspection at the Mexican Stock Exchange’s website: www.bmv.com.mx, and an English translation thereof is filed as an exhibit to the 2015 Annual Report incorporated herein by reference. Our corporate domicile is Mexico City, Federal District and our headquarters are located at Avenida Prolongación Paseo de la Reforma 500, Colonia Lomas de Santa Fe, 01219, México, Distrito Federal, Mexico. Our telephone number is +55 5257-8000.

Issued Share Capital

Our capital stock is divided into two series of shares, Series F shares and Series B shares. Series F shares may only be owned by a foreign financial institution, except if such shares are transferred as collateral or in property to the IPAB, and must represent at all times at least 51% of our issued and outstanding capital stock. Series F shares may only be transferred to a third party with the prior approval of the Mexican Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público, or “SHCP”). Series B shares are common shares and may be purchased by Mexican or non-Mexican individuals or entities, subject to certain transfer restrictions. Series B shares may only represent up to 49% of our issued and outstanding capital stock. Our Series B shares are registered with the RNV, and have been listed on the Mexican Stock Exchange since December 11, 1991.

Since we are a variable stock corporation, our capital stock must have a fixed portion and may have a variable portion, represented both by Series F and Series B shares. Our bylaws set forth that the variable portion of our capital stock may not exceed ten times the amount of the fixed portion thereof.

As of the date of this prospectus, our capital stock consists of 6,786,394,913 shares, represented by 3,322,085,768 Series B shares (one vote per share) and 3,464,309,145 Series F shares (one vote per share), all of which are book-entry shares, fully paid and of a par value of Ps.3.780782962 each.

Corporate Purpose

Our bylaws provide that our corporate purpose includes, among other things, the acquisition and management of shares issued by insurance companies, brokerage houses, depositories, mutual funds management companies, credit institutions, pension fund management companies and any other kind of financial entities as the SHCP may determine, pursuant to the provisions of the Mexican Financial Groups Law (Ley para Regular las Agrupaciones Financieras), including companies that render ancillary services to us or to the entities part of the financial group.

Registration and Transfer of Shares

Our Series B shares are registered with the RNV maintained by the CNBV. If we wish to cancel our registration, or if it is cancelled by the CNBV, we will be required to make a public offer to purchase all outstanding Series B shares prior to the cancellation of such registration.

Our shares are evidenced by share certificates in registered form. The certificates evidencing our shares are deposited with the Mexican depository institution, S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V., or INDEVAL, and are maintained in book-entry form with institutions which have accounts with INDEVAL. INDEVAL is the holder of record in respect of all of the shares of our capital stock. Accounts may be maintained at INDEVAL by brokers, banks and other financial institutions and entities authorized for this purpose. Ownership of our shares is evidenced by certificates issued by INDEVAL, together with certificates issued by INDEVAL’s account holders. We maintain a stock registry and only those persons listed in such stock registry and holding

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certificates issued in their name as registered holders, or persons holding shares through institutions that maintain accounts with INDEVAL, will be recognized as our shareholders. Pursuant to Mexican law, any transfer of shares must be registered in our stock registry or through book entries that may be traced back from our stock registry to the records of INDEVAL.

Pursuant to the Mexican Financial Groups Law, the Mexican Securities Market Law (Ley del Mercado de Valores) and our bylaws, no person or entity, or group of persons or entities, may directly or indirectly, in one or a series of related transactions, (i) acquire any of our Series F shares, except with the prior authorization of the SHCP, (ii) acquire more than 2% of our shares without informing the SHCP after the acquisition, (iii) acquire 5% or more of our shares, except with the prior authorization of the SHCP, (iv) acquire 20% or more of our shares, unless the acquiror shall have previously obtained the authorization of the SHCP, and (v) acquire 30% or more of our shares, unless (a) the acquiror shall have previously obtained the authorization of the SHCP, and (b) the acquiror, with the approval of the CNBV, shall conduct a public tender offer to acquire either (x) if the intended acquisition is for shares representing less than 50% of our aggregate outstanding shares of capital stock, the greater of an additional 10% of the aggregate outstanding shares or the percentage of additional outstanding shares intended to be acquired, or (y) if the intended acquisition is for shares representing more than 50% of the aggregate outstanding shares of capital stock, 100% of our aggregate outstanding shares.

In addition, our Series F shares may only be transferred with the prior approval of the SHCP.

Voting Rights

Holders of Series F or Series B shares are entitled to one vote per share and such shares shall, within each series, confer its holders with the same rights. Holders of our shares do not have cumulative voting rights, which generally are not available under Mexican law.

Conflicts of Interest

Under Mexican law, any shareholder that votes in a transaction in which its interests conflict with our interest may be liable for damages, but only if the transaction would not have been approved without such shareholder’s vote.

A member of our Board of Directors with a conflict of interest must disclose such conflict and abstain from any deliberation or vote in connection therewith. A breach by any member of our Board of Directors of any such obligations may result in such member being liable for damages and losses. Further, any member of our Audit Committee or our Corporate Practices Committee who votes on a transaction in which he or she has a conflict of interest with us may be liable for damages.

Pursuant to the Mexican Securities Market Law, our Corporate Practices Committee must issue an opinion with regard to, among others, transactions and arrangements with related parties, and these transactions and arrangements must be approved by our Board of Directors (which may base its approval on the opinion of an expert).

Shareholders’ Meetings

Calls

Under Mexican law and our bylaws, shareholders’ meetings may be called by:

•	our Board of Directors;

•	shareholders representing at least 10% of our outstanding capital stock who request that the Board of Directors or the Corporate Practices Committee or Audit Committee call a shareholder meeting;

•	a Mexican court of competent jurisdiction, in the event the Board of Directors does not comply with a valid request of the shareholders described immediately above;

•	each of the Audit Committee and the Corporate Practices Committee; and

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•	any shareholder, provided that no annual ordinary meeting has been held for two consecutive years or the annual shareholders’ meeting did not address the matters required to be addressed in annual shareholders’ meetings.

Calls for shareholders’ meetings will be required to be published in one of the newspapers of general circulation of our corporate domicile at least 15 days before the scheduled date of the shareholders’ meeting in the case of first call. If the shareholders’ meeting is not held on the scheduled date, then a second call explaining the circumstances shall be published within a period not greater than 15 business days from the date established in the first call. The second call shall be published at least 5 business days in advance of the rescheduled shareholders’ meeting. Calls need to specify the place, date and time as well as the matters to be addressed at the meeting. From the date on which a call is published until the date of the corresponding meeting, all relevant information will have to be made available to the shareholders at our executive offices. To attend a shareholders’ meeting, shareholders will have to be either registered in the stock registry or present evidence of the deposit of their shares with INDEVAL or other authorized securities depositary, coupled with a certificate issued by a participant of INDEVAL or such depositary.

Shareholders’ Meetings

General shareholders’ meetings may be general ordinary shareholders’ meetings or general extraordinary shareholders’ meetings. Shareholders may also hold special meetings of a given series (as for example, meetings of Series B shareholders, as a means to exercise their rights or discuss any matters that may affect such series).

General ordinary shareholders’ meetings will be those called to discuss any issues not reserved for extraordinary meetings. General ordinary shareholders’ meetings will have to be held at least once a year during the first four months following the end of each fiscal year to:

•	approve financial statements for the preceding fiscal year prepared by our chief executive officer and the report of the Board of Directors;

•	elect directors;

•	appoint the members of the Audit Committee, the Corporate Practices Committee and any other special committees that may be created and determine their respective compensation;

•	discuss and approve the Audit Committee’s and the Corporate Practices Committee’s annual report;

•	determine how to allocate net profits for the preceding year (including, if applicable, the payment of dividends);

•	determine the maximum amount of funds allocated to share repurchases; and

•	approve any transaction representing 20% or more of our consolidated assets during any fiscal year.

General extraordinary shareholders’ meetings will be those called to consider:

•	an extension of our duration or voluntary dissolution;

•	an increase or decrease in the fixed portion of our capital stock;

•	any change in our corporate purpose or nationality;

•	any merger, spin-off or transformation into another type of company;

•	any issuance of preferred stock;

•	the redemption of shares with retained earnings;

•	any amendment to our bylaws;

•	any amendment to our Statutory Responsibilities Agreement;

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•	the cancellation of the registration of shares at the RNV or any stock exchange (except for automated quotation systems); or

•	the issuance of treasury shares for its further issuance in the stock markets.

A special shareholders’ meeting, comprising a single class of shares (such as our Series B shares), may be called if an action is proposed to be taken that may only affect such class. The quorum for a special meeting of shareholders and the vote required to pass a resolution at such meeting are identical to those required for extraordinary meetings of shareholders, except that the calculations are based upon the number of outstanding shares of the series that is the subject of the special meeting of shareholders.

The attendance quorum for a general ordinary shareholders’ meeting will be 51% of the outstanding capital stock; and resolutions may be taken by a majority of the capital stock represented therein. If the attendance quorum is not met upon the first call, a subsequent meeting may be called during which resolutions may be approved by the majority of the capital stock present, regardless of the percentage of outstanding capital stock represented at such meeting. The attendance quorum for general extraordinary shareholders’ meetings will be at least 75% of our outstanding capital stock. If an attendance quorum is not met upon the first call, a subsequent meeting may be called, at which at least 51% of the capital stock must be represented. In either case, resolutions must be taken by the vote of at least 51% of our outstanding capital stock, except for resolutions in respect of the cancellation of the registration of shares at the RNV or any stock exchange which require that at least 95% of the outstanding capital stock vote in favor of such resolution.

Dividends

Our Board of Directors must submit our financial statements for the previous fiscal year, proposed by our chief executive officer and supplemented by a report of our Board of Directors, at our annual general ordinary shareholders’ meeting for approval. Once our shareholders approve our financial statements, they are required to allocate net profits for the previous fiscal year. Under Mexican law and our bylaws, prior to any distribution of dividends, 5% of our earnings must be allocated to a legal reserve fund until such legal reserve fund is equal to at least 20% of our paid-in capital stock. Additional amounts may be allocated to other reserve funds as the shareholders may determine, including the amount allocated for the repurchase of shares. The remaining balance, if any, may be distributed as dividends, so long as losses for prior fiscal years have been absorbed and dividends are paid out of retained earnings. Any payment of dividends will be published in a gazette of major circulation of our corporate domicile.

Changes to Capital Stock

The fixed portion of our capital stock may be increased or decreased by a resolution adopted at a general extraordinary shareholders’ meeting and upon amendment of our bylaws, which amendment shall be previously approved by the SHCP. The variable portion of our capital stock may be increased or decreased by a resolution adopted at a general shareholders’ meeting without amending our bylaws, and the corresponding minutes of such meeting shall be notarized. Increases or decreases in the fixed or variable portion of the capital stock must be recorded in our capital variations book. New shares cannot be issued unless the then-issued and outstanding shares have been paid in full.

Our bylaws provide that we may issue treasury shares that may be offered for subscription and payment by our Board of Directors, provided that:

•	the general extraordinary shareholders’ meeting approves the maximum amount of the increase of our capital stock, and the terms and conditions for the issuance of the non-subscribed shares;

•	subscription of the shares representing the increase in the capital stock is made through a public offering, and such shares must be registered in the RNV, in accordance with the Mexican Securities Market Law (and if this requirement is not satisfied, preemptive rights would have to be observed); and

•	the subscribed and paid amount of our capital stock must be disclosed when our authorized capital, including any issued and unsubscribed shares, is made public.

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Election of Directors

Our Board of Directors may consist of up to 21 members and currently consists of 11 directors and 10 alternate directors. At least 25% of the members of our Board of Directors (and their respective alternates) must be independent, pursuant to the Mexican Securities Market Law. In accordance with our bylaws, holders of Series F shares representing 51% of our capital stock shall have the right to appoint 50% plus 1 of our directors and their respective alternates, and to appoint an extra director for each additional 10% of our capital stock above such percentage. Series B shareholders have the right to appoint the remaining directors and their alternates.

For each director, an alternate director may be appointed, provided that the alternate director corresponding to an independent director must also be independent. All members of the Board of Directors, whether they are directors or alternate directors, are called to attend the meetings of the Board of Directors. If both a director and an alternate director attend the same meeting, only the vote of the director shall be taken into account.

Pursuant to the Mexican Financial Groups Law, none of the following persons may be appointed as a member of our board: (i) our officers or officers of other entities of our group, except for our chief executive officer and officers of the first two levels of management immediately below the chief executive officer, who may be appointed as long as they do not represent more than one third of our appointed directors; (ii) the spouse of any director, or any relatives of up to the second degree of more than two directors; (iii) persons who have a pending claim against our company or any other member of our financial group; (iv) persons who have been declared bankrupt or in concurso mercantil, condemned by a court for any patrimonial crime or disqualified to engage in commercial or financial activities; (v) persons involved in supervisory and regulatory activities and of those of our subsidiaries; and (vi) persons who participate in the board of directors of any financial entity that belongs to a different financial group, or to such group’s holding company.

A determination in respect of whether a director may be deemed independent must be made by our shareholders (at the general shareholders’ meeting where the director is elected). Such a determination may be challenged by the CNBV within 30 days from the date the appointment of the director is notified to the CNBV. The CNBV may only challenge the appointment after holding a hearing with us and the affected director. Under the Mexican Securities Market Law, none of the following persons may be deemed as independent directors: (i) our officers or officers of our subsidiaries, who have being in office during the prior 12-month period; (ii) individuals who have a significant influence or authority on our company or in any member of our group; (iii) persons that are part of our group of controlling shareholders; (iv) clients, service providers, suppliers, debtors, creditors (or employees of any of them) that have material commercial relationships with us (i.e., sales to us or our subsidiaries that exceed 10% of the aggregate sales of any such person, during the prior 12-month period); (v) relatives of any of the foregoing; (vi) officers or employees of any charity or nonprofit organization that receives significant contributions from us; (vii) general directors and first-level officers of any company at which our general director or any first-level member of our management team is an elected director; or (viii) persons who have occupied any management office in our company or any of the members of our financial group.

Under the Mexican Securities Market Law, our Board of Directors may appoint temporary directors, without the vote of our shareholders, in case existing directors have resigned or their appointment has been revoked.

Directors must be elected at a special shareholders’ meeting held by each series of shares. Holders of at least 10% of our outstanding share capital are entitled to appoint one director and his or her respective alternate. Such an appointment may only be revoked by the shareholders when appointment of all directors designated by the same series of shares is revoked. Any director whose appointment is so revoked may not be reelected during the 12-month period immediately following the revocation. The ordinary shareholders’ meeting acknowledges the appointment of the members of the Board of Directors designated for each series of shares.

The chairman of the Board of Directors will be elected from the members appointed by the Series F shareholders.

Board of Directors

Our management is entrusted to our Board of Directors and our General Director. The Board of Directors sets forth the guidelines and general strategy for the conduct of our business and supervises the execution of such strategy.

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Meetings of the Board of Directors are deemed as validly convened and held if 51% of its members are present, including at least one independent director. Resolutions passed at these meetings will be valid if approved by a majority of the members of the Board of Directors that do not have a conflict of interest. If required, the chairman of the Board of Directors may cast a tie-breaking vote.

Meetings of our Board of Directors may be called by (i) 25% of our Board members; (ii) the chairman of the Board of Directors; (iii) the chairman of the Audit Committee or the Corporate Practices Committee; and (iv) the Secretary of the Board of Directors. Notice of such meetings must be provided to the members of our Board of Directors at least five days prior to the relevant meeting.

The Mexican Securities Market Law imposes duties of care and loyalty on directors. The duty of care generally requires that directors obtain sufficient information and be sufficiently prepared to act in our best interest. The duty of care is discharged, principally, by requesting and obtaining from us all information that may be necessary to take decisions, attending Board meetings and disclosing to the Board of Directors material information in possession of the relevant director. Failure to act with due care by a director subjects the relevant director to joint and several liability, together with other guilty directors, for damages and losses caused to us and our subsidiaries.

The duty of loyalty consists, primarily, of a duty to act for the benefit of the issuer and includes a duty to maintain the confidentiality of information received in connection with the performance of a director’s duties and to abstain from discussing or voting on matters where the director has a conflict of interest. In addition, the duty of loyalty is breached if a shareholder or group of shareholders is knowingly favored or if, without the express approval of the Board of Directors, a director takes advantage of a corporate opportunity belonging to us or our subsidiaries.

The duty of loyalty is also breached if the director uses corporate assets or approves the use of corporate assets in violation of our policies, discloses false or misleading information, orders not to, or causes the failure to, register any transaction in our records, that could affect our financial statements, or causes material information not to be disclosed or to be modified.

The violation of the duty of loyalty subjects the breaching director to joint and several liability with all breaching directors, for damages and losses caused to us and to the persons we control. Liability may also arise if damages and losses result from benefits obtained by the directors or third parties, as a result of activities carried out by such directors.

Claims for breach of the duty of care and the duty of loyalty may be brought solely for our benefit (as a derivative suit) and may only be brought by us or by shareholders representing at least 5% of any outstanding shares.

As a safe harbor for the benefit of directors, in respect of perceived violations of the duty of care or the duty of loyalty, the Mexican Securities Market Law provides that liabilities arising from a breach of the duty of care or the duty of loyalty will not be applicable, if the director acted in good faith and (a) complied with applicable law and our bylaws, (b) decided based upon facts and information provided by officers, external auditors or third-party experts, the capacity and credibility of which may not be the subject of reasonable doubt, and (c) selected the more adequate alternative in good faith, or the negative effects of the director’s decision could not have been reasonably foreseeable, based upon the then-available information. Mexican courts have not yet interpreted the meaning of this provision and, as a result, the extent and meaning of it are uncertain.

Under the Mexican Securities Market Law and our bylaws, our chief executive officer and our principal executives are also required to act for our benefit and not for the benefit of a shareholder or group of shareholders. Principally, these executives are required to submit to the Board of Directors for approval the principal strategies for our business and the business of the companies we control, to execute the resolutions of the Board of Directors, to comply with the provisions related to repurchase and offering of our shares, verify the effectiveness of capital contributions, comply with any provisions relating to declaration and payment of dividends, to submit to the audit committee proposals relating to internal control systems, to prepare all material information related to our activities and the activities of the companies we control, to disclose all material information to the public, to maintain adequate accounting and registration systems and internal control mechanisms, and to prepare and submit to the board the yearly financial statements.

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Committees of the Board of Directors

We maintain several committees of the Board of Directors that are required under the Mexican Securities Market Law or necessary to discharge our specialized duties and limit conflicts of interest. Each of our Audit Committee and our Corporate Practices Committee is required to be comprised of only independent board members and it must consist of at least three directors.

Preemptive Rights

Under Mexican law, our shareholders have preemptive rights for all share issuances or increases except in the cases noted below. Generally, if we issue additional shares of capital stock, our shareholders will have the right to purchase the number of shares necessary to maintain their existing ownership percentage. Shareholders must exercise their preemptive rights within the time period set forth by our shareholders at the general meeting approving the relevant issuance of additional shares. This period must continue for at least 15 days following the publication of notice of the issuance in the Official Gazette of the Federation and in a newspaper of general circulation in our corporate domicile.

The preemptive rights specified in the prior paragraph will not apply (i) in the case of shares issued in connection with mergers, (ii) in the case of resale of shares held in our treasury, as a result of repurchases of shares conducted on the Mexican Stock Exchange, (iii) in the event of an issuance for purposes of a public offering, see “—Changes to Capital Stock” above, and (iv) in respect of shares issued in connection with the conversion of any convertible securities the issuance of which was approved by our shareholders, such as the contingent convertible securities.

We may not be able to offer shares to U.S. shareholders pursuant to preemptive rights granted to our shareholders in connection with any future issuance of shares unless certain conditions are met. We may not legally be permitted to allow holders of our Series B shares or ADSs in the United States to exercise any preemptive rights in any future capital increase, unless we file a registration statement with the SEC with respect to that future issuance of shares or the offering qualifies for an exemption from the registration requirements of the Securities Act. Similar restrictions may apply to holders of our Series B shares or ADSs in other jurisdictions. Under Mexican law, sales or other transfers by the depositary of preemptive rights and distribution of the proceeds from such sales to ADS holders is not possible.

Redemption

In accordance with our bylaws, shares representing our capital stock are subject to redemption in connection with either (i) a reduction of capital stock, or (ii) a redemption with retained earnings, which in either case must be approved by our shareholders. The fixed portion of our capital stock may only be reduced to absorb losses and requires the approval of the general extraordinary shareholders’ meeting. In connection with a capital reduction, the redemption of shares will be made pro rata among the shareholders, first of the shares representing the variable portion of the capital stock and then of the shares representing the fixed portion. In the case of redemption with retained earnings, such redemption will be conducted (a) by means of a tender offer conducted on the Mexican Stock Exchange at prevailing market prices, in accordance with the Mexican Corporations Law, the Mexican Securities Market Law and our bylaws, or (b) pro rata among the shareholders.

Dissolution or Liquidation

Upon our dissolution, which must be approved by the SHCP, our shareholders at an extraordinary general shareholders’ meeting will appoint one or more liquidators to wind up our affairs. Our liquidation may only take place once all of the obligations of our financial subsidiaries have been fulfilled. All fully paid and outstanding shares of capital stock will be entitled to participate equally in any liquidation distributions.

Certain Minority Protections

Pursuant to the Mexican Securities Market Law and the Mexican Corporations Law, our bylaws include a number of minority shareholder protections. These minority protections will include provisions that permit:

•	holders of at least 10% of our outstanding capital stock:

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•	to vote (including in a limited or restricted manner) to request a call for a shareholders’ meeting;

•	to request that resolutions with respect to any matter on which they were not sufficiently informed be postponed; and

•	to appoint one member of our Board of Directors and one alternate member of our Board of Directors.

•	holders of 20% of our outstanding capital stock to oppose any resolution adopted at a shareholders’ meeting and file a petition for a court order to suspend the resolution temporarily, within 15 days following the adjournment of the meeting at which the action was taken, provided that (i) the challenged resolution violates Mexican law or our bylaws, (ii) the opposing shareholders neither attended the meeting nor voted in favor of the challenged resolution, and (iii) the opposing shareholders deliver a bond to the court to secure payment of any damages that we may suffer as a result of suspending the resolution, in the event that the court ultimately rules against the opposing shareholders; and

•	holders of 5% of our outstanding capital stock may initiate a shareholder derivative suit against some or all of our directors, for our benefit, for violations of their duty of care or duty of loyalty, in an amount equal to the damages or losses caused to us. Actions initiated on these grounds have a five-year statute of limitations.

Other Provisions

Duration

Our corporate existence under our bylaws is indefinite.

Share Repurchases

We are able to purchase our shares through the Mexican Stock Exchange, at the then-prevailing market prices for the shares at the time of the purchase. The economic and voting rights corresponding to repurchased shares may not be exercised by us during the period the shares are owned by us, and such shares will not be deemed outstanding for purposes of calculating any quorum or vote at any shareholders’ meeting. We are not required to create a special reserve for the repurchase of shares and we do not need the approval of our Board of Directors to effect share repurchases; however, we are required to obtain shareholder approval in respect of the maximum amount that may be used by us for share repurchases (including, subsequent sales of such repurchased shares). In addition, our Board of Directors must appoint an individual or group of individuals responsible for effecting share repurchases.

Share repurchases are required to be made pursuant to the provisions of the Mexican Securities Market Law, and carried out, reported and disclosed in the manner specified by the CNBV. If we intend to repurchase more than 1% of our outstanding shares at a single trading session, we must inform the public of this intention at least 10 minutes before submitting our bid. If we intend to repurchase 3% or more of our outstanding shares during a period of 20 trading days, we must conduct a public tender offer for these shares.

On April 25, 2014, at an ordinary general shareholders’ meeting, our shareholders approved, among other things, the creation of a fund out of accumulated reserves for the repurchase of our shares in an amount up to Ps.1,500 million.

Purchase of Shares by Our Subsidiaries

Our subsidiaries may not purchase, directly or indirectly, shares representing our capital stock or shares of companies that are our shareholders.

Anti-Takeover Protections

Our shares are subject to certain transfer restrictions that may have the effect of delaying or preventing a change in control. See “— Registration and Transfer of Shares” above.

No Mexican financial institutions, except for Mexican financial institutions when acting as institutional investors pursuant to the Mexican Financial Groups Law, may acquire any of our shares. Foreign governments may

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not participate in our capital stock, except (i) temporarily in connection with rescue packages, (ii) to acquire control, but solely through governmental entities that are not entitled to sovereign immunity, and (iii) indirectly and without acquiring control over us.

Furthermore, our bylaws provide that any transfer of shares may only be made with the prior approval of our Board of Directors.

Tag-Along Rights

Our bylaws do not grant tag-along rights to our shareholders. Notwithstanding, the Mexican Securities Market Law permits our shareholders to enter into these types of agreements or understandings, in which case the applicable shareholders shall notify us within the five business days following the corresponding agreement or understanding so that such information becomes publicly available. Such information is also required to be disclosed in our annual report.

Such agreements and understanding shall not be enforceable against us and any breach thereunder shall not affect the validity of the vote taken pursuant to a shareholders’ meeting. Further, the agreement or understanding shall only become effective among the parties thereto once they are disclosed to the public.

Withdrawal Rights

If our shareholders approve a change in our corporate purpose, jurisdiction of organization or transformation from one type of corporate form to another, any shareholder entitled to vote that voted against the approval of these matters has the right to withdraw and receive book value for its shares, as set forth in the financial statements last approved by our shareholders, provided that the shareholder exercises this withdrawal right within 15 days after the meeting, at which the relevant matter was approved.

Cancellation of Registration in the RNV

In accordance with our bylaws, and as set forth in the Mexican Securities Market Law, we will be required to make a public tender offer for the purchase of stock held by minority shareholders, in the event that the listing of our Series B shares on the Mexican Stock Exchange is cancelled, either as a result of our determination or by an order of the CNBV. Our controlling shareholders will be secondarily liable for these obligations. A controlling shareholder will be deemed to be a shareholder that holds a majority of our capital stock, has the ability to control the outcome of decisions made at a shareholders’ or board of directors’ meeting, or has the ability to appoint a majority of the members of our Board of

Directors. Unless otherwise approved by the CNBV, the price at which the stock must be purchased is the higher of:

•	the average quotation price on the Mexican Stock Exchange for the 30 days prior to the date of the tender offer, or

•	the book value, as reflected in the last report filed with the CNBV and the Mexican Stock Exchange.

If the tender for cancellation is requested by the CNBV, it must be initiated within 180 days from the date of the request. If initiated by us, under the Mexican Securities Market Law, the cancellation must be approved by 95% of our shareholders.

Our Board of Directors must make a determination with respect to fairness of the tender offer price, taking into consideration the minority shareholders’ interest, and disclose its opinion. The resolution of the Board of Directors may be accompanied by a fairness opinion issued by an expert selected by our Audit Committee. Directors and first level officers are required to disclose whether they will sell their shares in connection with the tender offer.

Holding Company Sole Liability

Pursuant to the Mexican Financial Groups Law, we, as a financial services holding company, are secondarily liable for the performance of the obligations undertaken by the members of our financial group (including all of our subsidiaries), in respect of the operations that each such member is allowed to carry out pursuant to applicable law.

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In addition, we are liable for the losses of each company comprising our financial group, provided that for such purposes, such company is deemed to have losses when its assets are insufficient to fulfill its payment obligations. As a result, we would be secondarily liable in respect of all of Banco Santander Mexico’s obligations, including any and all outstanding obligations under the Bank’s debts and issued notes. Pursuant to our Sole Liability Agreement (Convenio Único de Responsabilidades), as amended and in effect as of the date hereof, if our assets were not sufficient to cover the aggregate losses of the members of our financial group, they would be applied first to cover the losses of Banco Santander Mexico and, thereafter, proportionately among the rest of the members of our financial group until our assets were applied entirely or the relevant losses completely covered.

Enforcement of our secondary liability is subject to a specific proceeding set forth in the Mexican Financial Groups Law and may not be carried out expeditiously. Thus, the timing and outcome of an action against us to enforce such liability would be uncertain.

Certain Differences between Mexican and U.S. Corporate Law

As an investor, you should be aware that the Mexican Financial Groups Law, the Mexican Securities Market Law and the Mexican Corporations Law, all of which apply to us, differ in certain material respects from laws generally applicable to U.S. corporations and their shareholders.

Mergers, Consolidations and Similar Arrangements

Under Mexican law, mergers, spin-offs, transformations or other similar reorganizations must be approved by the extraordinary general shareholders’ meeting. Pursuant to the Mexican Corporations Law, under certain circumstances, a shareholder may be entitled to appraisal rights.

In contrast, pursuant to Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all of the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under specific circumstances, be entitled to appraisal rights pursuant to which the shareholder may receive payment in the amount of the fair market value of the shares held by the shareholder (as determined by a court) in lieu of the consideration the shareholder would otherwise receive in the transaction. Delaware law also provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital share. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Transfer Restrictions

Pursuant to the Mexican Financial Groups Law, the Mexican Securities Market Law and our bylaws, no person or entity, or group of persons or entities, may directly or indirectly, in one or a series of related transactions, (i) acquire any of our Series F shares, except with the prior authorization of the SHCP, (ii) acquire more than 2% of our shares without informing the SHCP after the acquisition, (iii) acquire 5% or more of our shares, except with the prior authorization of the SHCP, (iv) acquire 20% or more of our shares, unless the acquiror shall have previously obtained the authorization of the SHCP, and (v) acquire 30% or more of our shares, unless (a) the acquiror shall have previously obtained the authorization of the SHCP, and (b) the acquiror, with the approval of the CNBV, shall conduct a public tender offer to acquire either (x) if the intended acquisition is for shares representing less than 50% of our aggregate outstanding shares of capital stock, the greater of an additional 10% of the aggregate outstanding shares or the percentage of additional outstanding shares intended to be acquired, or (y) if the intended acquisition is for shares representing more than 50% of the aggregate outstanding shares of capital stock, 100% of our aggregate outstanding shares.

The Mexican Securities Market Law defines control, for these purposes, as (a) the ability to impose decisions, directly or indirectly, at a shareholders’ meeting (b) the right to vote 50% or more of our shares, or (c) the ability to cause, directly or indirectly, that our management, strategy or policies be pursued in any given fashion. See “—Anti-Takeover Protections” above.

In contrast, under Delaware law, corporations can implement shareholder rights plans and other measures, including staggered terms for directors and super-majority voting requirements, to prevent takeover attempts. Delaware law also prohibits a publicly held Delaware corporation from engaging in a business combination with an

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interested shareholder for a period of three years after the date of the transaction in which the shareholder became an interested shareholder unless:

•	prior to the date of the transaction in which the shareholder became an interested shareholder, the board of directors of the corporation approves either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•	upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owns at least 85% of the voting stock of the corporation, excluding shares held by directors, officers, and employee stock plans; or

•	at or after the date of the transaction in which the shareholder became an interested shareholder, the business combination is approved by the board of directors and authorized at a shareholders’ meeting by at least 66 2/3% of the voting stock which is not owned by the interested shareholder.

Class Action Lawsuits

Applicable Mexican law has been modified to permit the initiation of class actions (including class actions initiated by Mexican governmental authorities). In Mexico, the law concerning fiduciary duties of directors and executive officers has been in existence for a relatively short period. Actions against directors for breach of fiduciary duties may not be initiated as a direct action, but as a shareholder derivative suit (that is for the benefit of our company). The grounds for shareholder derivative actions under Mexican law are limited. See “—Certain Minority Protections” above.

In contrast, under Delaware law, class actions and derivative actions are generally available to shareholders for purposes of, among other things, breaches of fiduciary duty, corporate waste and other actions or omissions that conflict with applicable law. In these kinds of actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with the action.

Shareholder Proposals

Under Mexican law and our bylaws, holders of at least 10% of our outstanding capital stock may (i) vote to request a call for a shareholders’ meeting; (ii) request that resolutions with respect to any matter on which they were not sufficiently informed be postponed; and (iii) appoint one member of our Board of Directors and its respective alternate.

In contrast, Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting.

Calling of Extraordinary Shareholders’ Meetings

Under Mexican law and our bylaws, general shareholders’ meetings may be called by (i) our Board of Directors; (ii) shareholders representing at least 10% of our outstanding capital stock; (iii) a Mexican court of competent jurisdiction; (iv) the audit committee and the corporate practices committee; and (v) a shareholder, in limited cases. See “—Shareholders’ Meetings” above.

Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call an extraordinary meeting of shareholders.

Cumulative Voting

Cumulative voting rights generally are not available under Mexican law.

Under Delaware law, cumulative voting for the election of directors is permitted only if expressly authorized in the certificate of incorporation.

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Approval of Corporate Matters by Written Consent

Under Mexican law and our bylaws, our shareholders may take action by written consent of the holders of all of the outstanding shares of capital stock.

Delaware law permits shareholders to take action by written consent of holders of outstanding shares having more than the minimum number of votes necessary to take the action at a shareholders’ meeting at which all voting shares were present and voted.

Amendment of Bylaws

Under Mexican law, any amendment to our bylaws may only be resolved by our shareholders at a general extraordinary shareholders’ meeting. In addition, the SHCP must previously approve any amendment to our bylaws.

Under Delaware law, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

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Description of American Depositary Shares

American Depositary Receipts

JPMorgan Chase Bank, N.A., as depositary, has executed and delivered or will execute and deliver the American Depositary Receipts, or ADRs. Each ADR is a certificate evidencing a specific number of American depositary shares, also referred to as ADSs. Each ADS represents five Series B shares. Each ADS also represents any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADRs are administered is located at 1 Chase Manhattan Plaza, Floor 58, New York, New York 10005-1401.

You may hold ADSs either directly (by having an ADR registered in your name) or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Mexican law governs shareholder rights. The depositary will be the holder of the Series B shares underlying your ADSs. As a holder of ADRs, you will have ADR holder rights. A deposit agreement among us, the depositary, and the holders of ADRs sets out ADR holder rights as well as the rights and obligations of the depositary and us. As an ADR holder you are deemed to be a party to and bound by the terms of the deposit agreement and the ADRs. New York law governs the deposit agreement and the ADRs. Under the deposit agreement, as an ADR holder, you agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement or transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and you irrevocably waive any objection which you may have to the laying of venue of any such proceeding and irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. See “Where You Can Find More Information” for directions on how to obtain copies of those documents. A form of the deposit agreement is attached as Exhibit 4.2 to the registration statement of which this prospectus is a part.

How Will You Receive Dividends and Other Distributions on the Shares?

The depositary has agreed to distribute to you, to the extent practicable, the cash dividends or other distributions it or the custodian receives on the Series B shares or other deposited securities, after deducting its fees and expenses described below. The depositary may utilize a division, branch or affiliate of the depositary to direct, manage and/or execute any public and/or private sale of securities, which may charge the depositary a fee consistent with market standards in connection with such sales, which fee shall be considered an expense of the depositary. You will receive these distributions in proportion to the number of Series B shares your ADSs represent.

Cash

The depositary will convert any cash dividend or other cash distribution we pay on the Series B shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States on a reasonable basis, and it will distribute such cash to ADR holders on an averaged or other practicable basis, subject to such distribution being impermissible or impracticable with respect to certain ADR holders, and subject to obtaining any required governmental approval or license. See “—Other Distributions” below.

Before making a distribution, the depositary will deduct its expenses in (1) converting foreign currency to U.S. dollars, (2) transferring foreign currency or U.S. dollars to the United States, (3) obtaining any governmental approval or license required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. The depositary will also deduct any withholding taxes that must be paid. The depositary will distribute only whole U.S. dollars and cents and fractional cents will be withheld and dealt with by the depositary in accordance with its then current practices. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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Shares

The depositary may distribute additional ADSs representing any Series B shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell Series B shares, which would require it to deliver a fractional ADS, and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new Series B shares.

Rights to purchase additional Series B shares

If we offer holders of our securities any rights to subscribe for additional Series B shares or any other rights, the depositary may make these rights available to you by distributing warrants or other instruments representing such rights. If we do not furnish such evidence and sales of the rights are practicable, the depositary will sell the rights and distribute the net proceeds in the same way as it does with cash. To the extent we do not furnish such evidence and sales of the rights cannot be practicably accomplished by reason of the nontransferability of the rights, limited markets therefor, their short duration or otherwise, the depositary will allow the rights to lapse. In that case, you will receive no value for them.

If the depositary makes rights to purchase Series B shares available to you, it will exercise the rights and purchase the shares on your behalf, subject to such procedures as the depositary shall establish in its discretion. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

Other Distributions

The depositary will distribute to you any other securities or property we distribute on deposited securities by any means it deems equitable and practical. If the depositary determines that it cannot make the distribution in that way, the depositary may sell what we distributed and distribute the net proceeds, in the same way as it does with cash.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. In such case, the depositary may, after consultation with us, if practicable, make such distribution as it deems practicable, including the distribution of foreign currency, securities or other property or it may retain the same as deposited securities, without liability for interest thereon or the investment thereof, and the outstanding ADSs will also represent such retained currency, securities or property.

We have no obligation to register Series B shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, Series B shares, rights or anything else to ADR holders. This means that you may not receive the distributions we make on our Series B shares or any value for them if it is illegal or impractical for us or the depository to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits Series B shares or evidence of rights to receive Series B shares with the custodian. Upon such deposit of shares, receipt of related documentation and payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request. Certificated ADRs will be delivered at the depositary’s office to the persons you request. If ADRs are issued in book-entry form, a statement setting out such ownership interest will be mailed to you by the depositary. Unless an ADR holder specifically requests certificated ADRs, all ADRs will be issued in book-entry form through the depositary’s direct registration system and registered holders will receive periodic statements from the depositary showing the number of ADRs in such holder’s name.

How do ADR holders cancel ADRs and obtain shares?

If you surrender certificated ADSs to the depositary at its office, or if you deliver proper instructions and documentation in the case of book-entry ADRs, then upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Series B shares and any other deposited securities underlying the surrendered ADSs to you or a person you designate at the office of the

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custodian or, in the case of book-entry ADRs, delivery will be made from the custodian’s office. At your request, risk and expense, the depositary may deliver the deposited securities at such place as you have requested.

Record Dates

The depositary may fix a record date for the determination of the ADR holders who will be entitled to receive any distribution on or in respect of the deposited securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such ADR holders at such record date will be so entitled or obligated.

Voting Rights

How do you vote?

If the depositary asks ADR holders to provide it with voting instructions, you may instruct the depositary to vote the shares underlying your ADRs, subject to any applicable provisions of Mexican law. If we furnish voting materials to the depositary, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares underlying your ADRs. However, you may not know about the meeting far enough in advance to withdraw the shares. The depositary’s notice will describe the information in the voting materials and explain how you may instruct the depositary to vote the shares or other deposited securities underlying your ADRs as you direct by a specified date. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practicable and permitted under the provisions of or governing the deposited securities, to vote or cause to be voted the shares or other deposited securities as you instruct. Holders are strongly encouraged to forward their voting instructions to the depositary as soon as possible. Voting instructions will not be deemed to be received until such time as the ADR department responsible for proxies and voting has received such instructions notwithstanding that such instructions may have been physically received by the depositary prior to such time. If the depositary does not receive voting instructions from you by the specified date, the shares underlying your ADRs will not be voted. If the depositary receives voting instructions which fail to specify the manner in which the depositary is to vote the underlying shares, the depositary will deem you to have instructed it to vote in favor of the items set forth in the voting instructions.

If so requested by us in writing, the depositary will represent all deposited securities at a meeting of the shareholders (whether or not voting instructions have been received from ADR holders in respect of such deposited securities) for the sole purpose of establishing quorum at such meeting; subject to the depositary’s receipt of a legal opinion confirming the legality of, and other matters relating to, its representation of such deposited securities for purposes of establishing a quorum.

The depositary will only vote or attempt to vote as you instruct. The depositary itself will not exercise any voting discretion.

Fees and Expenses

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances as a result of a distribution of shares, rights and other property, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities in any manner permitted by the deposit agreement or whose ADRs are cancelled or reduced for any other reason, up to $5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a distribution of shares, rights and/or other property prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing Series B shares or by any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADSs), whichever is applicable:

•	a fee of $1.50 per ADR for transfers of certificated or direct registration ADRs;

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•	a fee of $0.05 or less per ADS for any cash distribution made pursuant to the deposit agreement;

•	a fee of $0.05 or less per ADS per calendar year (or portion thereof) for services performed by the depositary in administering our ADR program (which fee may be charged on a periodic basis during each calendar year and shall be assessed against ADR holders as of the record date or record dates set by the depositary during each calendar year and shall be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions);

•	a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs that would have been charged as a result of the deposit of such securities (treating all such securities as if they were Series B shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	a fee for the reimbursement of such fees, charges and expenses as are payable by the depositary or any of the depositary’s agents, including, without limitation, the custodian, or the agents of the depositary’s agents, in connection with the servicing of our Series B shares or other deposited securities (which charge shall be assessed against registered holders of our ADRs as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such registered holders or by deducting such charge from one or more cash dividends or other cash distributions);

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of Series B shares, ADRs or deposited securities;

•	transfer or registration fees for the registration or transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

•	in connection with the conversion of foreign currency into U.S. dollars, the fees and expenses of the depositary charged by the depositary or its agent so appointed in connection with such conversion;

•	such fees and expenses as are incurred by the depositary (including without limitation expenses incurred in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable laws, rules or regulations;

•	fees of any division, branch or affiliate of the depositary utilized by the depositary to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement, which are consistent with market standards in connection with such sales; and

•	any other charge payable by the depositary, its agents (including the custodian) and the agents of the depositary’s agents in connection with the servicing of the Series B shares or other deposited securities.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The fees described above may be amended from time to time.

Our depositary has agreed to reimburse us for certain expenses we incur that are related to the establishment and maintenance of the ADR program, including investor relations expenses, reasonable legal, audit and accounting fees, initial and ongoing listing fees and certain of our out-of-pocket expenses. The depositary also anticipates making available to us a set amount or portion of the depositary fees charged in respect of the ADR program or otherwise. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing Series B shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, by directly billing investors or by charging the book-entry system

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accounts of participants acting for them. The depositary may generally refuse to provide services to any holder until the fees and expenses owing by such holder for those services or otherwise are paid.

Payment of Taxes

You will be responsible for any taxes or other governmental charges imposed on the depositary or the custodian with respect to the ADRs, any deposited securities or any distribution on the ADRs, and by holding or having held an ADR, you agree to indemnify, defend and save harmless the depositary and its agents in respect of such tax or governmental charge. The depositary may refuse to effect any registration, registration of transfer, split-up or combination of your ADRs to or allow you to withdraw the deposited securities underlying your ADRs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities underlying your ADRs to pay any taxes owed or other charges owed and you will remain liable for any deficiency. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we change the par value of our Series B shares; reclassify, split up, consolidate or cancel any of the deposited securities; distribute securities on the Series B shares that are not distributed to you; or recapitalize, reorganize, merge, consolidate, liquidate, sell all or substantially all of our assets, or go into liquidation, receivership or bankruptcy; then the depositary may choose to either (i) amend the form of ADR, (ii) distribute additional or amended ADRs, (iii) distribute the cash, securities or other property received by the depositary in connection with such actions or (iv) sell any securities or property received and distribute the net proceeds as cash. If the depositary does not choose any of the above, the cash, securities or other property it receives will constitute deposited securities and each ADS will automatically represent its equal share of the new deposited cash, securities or other property, or a combination thereof, as the case may be.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for transfer or registration fees, facsimile, cable or telex costs, delivery charges or similar items, or prejudices a substantial existing right of ADR holders, it will not become effective for outstanding ADRs until 30 days after the depositary notifies ADR holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADRs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

An amendment can become effective before such notice is given if such amendment is necessary to ensure compliance with a new law, rule or regulation.

No amendment will impair the right of ADR holders to surrender their ADRs and to receive the underlying shares, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and have not appointed a new depositary. In either case, the depositary must notify you at least 30 days before termination; however, such notice may not be provided unless (i) we have not appointed a successor depositary within 45 days, in the case where the depositary has resigned or (ii) we have not appointed a successor depositary within 90 days, in the case where we have removed the depositary.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: (i) collect distributions on the deposited securities; (ii) sell rights and other property distributed in respect of deposited securities and (iii) deliver Series B shares and other deposited securities upon cancellation of ADRs. As soon as practicable after the expiration of two months following the termination date, the depositary will sell any

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remaining deposited securities if lawful to do so by private or public sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the net proceeds and other cash. After termination, we will have no obligations except our obligations under the deposit agreement to the depositary and its agents.

Limits on Our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADRs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or bad faith;

•	are not liable if either of us becomes subject to any civil or criminal penalty in connection with any act under the deposit agreement, or is prevented or delayed by reason of any law or regulation, the provisions of or governing the deposited securities, our charter, or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises or fails to exercise any discretion permitted under the deposit agreement;

•	may rely on the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any ADR holder, or any other person believed by to be competent to give such advice or information;

•	are not liable for any tax consequences that may be incurred by ADR holders and beneficial owners of ADRs on account of their ownership of ADRs or ADSs;

•	have no obligation to inform ADR holders or any other holders of an interest in an ADS about the requirements of Mexican law, rules or regulations or any changes therein or thereto;

•	are not liable to ADR holders or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought;

•	may rely upon any written notice, request, direction or other documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system in connection with the book-entry settlement of deposited securities or otherwise; and

•	are not liable (except, in our case, to the extent we or one of our affiliates serves as custodian under the deposit agreement) for the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A.

The depositary is not obligated to appear in, prosecute or defend any lawsuit or other proceeding relating to the ADRs or any deposited securities. We are not obligated to appear in, prosecute or defend any lawsuit or other proceeding relating to the ADRs or any deposited securities if, in our opinion, such proceeding may involve us in expense or liability, unless we are indemnified to our satisfaction against all liabilities and expenses including fees and disbursements of counsel.

The depositary is not liable for:

•	the acts or omissions of any securities depository, clearing agency or settlement system in connection with the book-entry settlement of deposited securities or otherwise;

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•	any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote;

•	the content of any information submitted to it by us for distribution to ADR holders or any inaccuracy of any translation of such information;

•	any investment risk associated with acquiring an interest in the deposited securities or the validity or worth of the deposited securities;

•	the creditworthiness of any third party; and

•	allowing any rights to lapse under the terms of the deposit agreement or for the failure or timeliness of any notice from us.

Neither we, the depositary nor the custodian is liable for the failure by any ADR holder or beneficial owner of ADRs to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability.

The depositary may rely upon instructions from us or our Mexican counsel regarding any Mexican governmental approval or license required for any currency conversion, transfer or distribution. The depositary may own and deal in any class of securities of our company and in our ADRs. The depositary may fully respond to any and all demands or requests made pursuant to lawful authority for information maintained by it in connection with the ADRs, any ADR holders or otherwise related to the deposit agreement.

The depositary and the custodian are not responsible for any errors or omissions made in providing information or services through third parties for matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection with the deposit agreement, or in using local agents to provide extraordinary services, such as attendance at our annual meeting, provided the depositary and the custodian use reasonable care in selecting such service providers and local agents.

In the deposit agreement, we agree to indemnify the depositary and its agents for acting as depositary, except for losses caused by the depositary or its agents’ own negligence or willful misconduct, and the depositary agrees to indemnify us for any losses, liabilities or expenses resulting from its or its agents’ negligence or bad faith.

Requirements for Depositary Actions

Before the depositary will issue, register, or register a transfer of an ADR, effect a split-up or combination of ADRs, make a distribution on an ADR, or permit withdrawal of Series B shares (subject to limitations under U.S. securities laws and Mexican local law), the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Series B shares or other deposited securities;

•	payment of any applicable charges of the depositary as provided in the deposit agreement;

•	satisfactory proof of the identity of any signatory and genuineness of any signature or other information it deems necessary or proper, including information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing the deposited securities and terms of the deposit agreement and the ADRs; and

•	compliance with regulations it may establish consistent with the deposit agreement.

The depositary may suspend the issuance of ADSs, the deposit of Series B shares, the registration, registration of transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (subject to limitations under U.S. securities laws and Mexican local law), generally or in particular circumstances, when the transfer books of the depositary or our transfer books are closed or at any time if the depositary thinks it advisable to do so.

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Your Right to Receive the Series B Shares Underlying Your ADRs

You have the right to surrender your ADSs and withdraw the underlying Series B shares at any time except:

•	When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of Series B shares is blocked to permit voting at a shareholders’ meeting or (iii) we are paying a dividend on our Series B shares.

•	When you owe money for fees, taxes and similar charges.

•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of Series B shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-Release of ADRs

The depositary may not lend Series B shares or ADSs. However the deposit agreement permits the depositary to deliver ADSs before deposit of the underlying Series B shares. This is called a pre-release of the ADSs. A pre-release is closed out as soon as the underlying Series B shares are delivered to the depositary. The depositary may receive ADSs instead of Series B shares to close out a pre-release. The depositary may prerelease ADSs only under the following conditions: (i) the person to whom the pre-release is being made represents to the depositary in writing that it or its customer (a) owns the Series B shares underlying the pre-released ADSs; (b) agrees to indicate the depositary as the owner of such Series B shares in its records and to hold such shares in trust for the depositary until such shares are delivered to the depositary or the custodian, (c) unconditionally guarantees to deliver to the depositary or the custodian such Series B shares, and (d) agrees to any additional restrictions or requirements that the depositary deems appropriate; (ii) the pre-release is fully collateralized with cash, U.S. government securities or other collateral that the depositary considers appropriate; (iii) the depositary must be able to close out the pre-release on not more than five business days’ notice; and (iv) the pre-release is subject to such further indemnities and credit regulations as the depositary deems appropriate. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of a pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so. The depositary may retain any compensation received in conjunction with the pre-release of ADSs. Collateral provided in connection with the pre-release of ADSs, but not the earnings on such collateral, will be held for the benefit of the holders other than the applicant for pre-release.

Disclosure of Interests

By holding ADRs, you agree to comply with all applicable disclosure requirements and ownership limitations, including without limitation requirements of Mexican law or under the provisions of or governing the deposited securities, and you agree to comply with any reasonable instructions from us in respect thereof. We have the right to instruct you to cancel your ADSs and withdraw the deposited securities so as to permit us to deal directly with you as a holder of Series B shares, and you agree to comply with such instructions. We may from time to time request ADR holders or beneficial owners of an interest in ADRs to provide information as to the capacity in which such holders own ADRs and regarding the identity of any other persons then or previously having a beneficial interest in such ADRs and the nature of such interest and various other matters. You agree to provide any such information requested by us or the depositary.

Available Information

You can inspect the following documents at the offices of the depositary and the custodian: the deposit agreement, the provisions of or governing deposited securities, the books of the depositary, the list of receipt holders and written communications which are received from us by the custodian as a holder of deposited securities and which are made generally available to the holders of deposited securities. The depositary will distribute copies of such communications (or English-language translations or summaries thereof) to you when furnished by us. For more information about where you can find relevant documents, see “Where You Can Find More Information.”

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JPMorgan Chase Bank, N.A.

The depositary is JPMorgan Chase Bank, N.A. JPMorgan Chase Bank, N.A. is a wholly-owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation. JPMorgan Chase Bank, N.A. is a commercial bank offering a wide range of banking services to its customers both domestically and internationally. It is chartered, and its business is subject to examination and regulation by the Office of the Comptroller of the Currency, a bureau of the United States Department of the Treasury. It is a member of the Federal Reserve System and its deposits are insured by the Federal Deposit Insurance Corporation.

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Plan of Distribution

We may sell the contingent convertible securities to or through underwriters or dealers and also may sell all or part of such securities directly to other purchasers or through agents. These sales may be at fixed public offering prices, which may be changed, or at negotiated prices. Any offering of the contingent convertible securities to the public in Mexico will require prior registration with the CNBV.

In connection with the sale of contingent convertible securities, we may compensate underwriters in the form of discounts, concessions or commissions or in any other way that the prospectus supplement describes. Underwriters may sell contingent convertible securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of contingent convertible securities may be deemed to be underwriters, and any discounts or commissions that we pay them and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation that we pay will be described, in the prospectus supplement.

Under agreements that we may enter into, we may be required to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

The series of contingent convertible securities will be a new issue of securities with no established trading market. If contingent convertible securities of the series are not listed on a U.S. national securities exchange, certain broker-dealers may make a market in those contingent convertible securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance that any broker-dealer will make a market in securities of the series or as to the liquidity of the trading market for those contingent convertible securities.

Expenses of the Issue

The estimated aggregate amount of expenses payable by us in connection with any offering of our contingent convertible securities pursuant to this prospectus will be provided in the prospectus supplement or other offering materials related thereto.

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Legal Matters

The validity of the contingent convertible securities will be passed upon for us by Davis Polk & Wardwell LLP, our U.S. counsel. The validity of the Series B shares and certain other matters governed by Mexican law will be passed upon for us by Ritch, Mueller, Heather y Nicolau, S.C., Mexico City, Mexico.

Experts

The consolidated financial statements, the related financial statement schedules and the effectiveness of our internal control over financial reporting, incorporated in this prospectus by reference to the 2015 Annual Report for the year ended December 31, 2015 have been audited by Galaz, Yamazaki, Ruiz Urquiza, S.C., member firm of Deloitte Touche Tohmatsu Limited, an independent registered public accounting firm, as stated in its reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The address of Galaz, Yamazaki, Ruiz Urquiza, S.C. is Rio Lerma 232, Piso 9, Cuauhtémoc, 06500 Mexico City, Mexico.

Service of Process and Enforcement of Judgments

We are a publicly traded variable capital corporation (sociedad anónima bursátil de capital variable) incorporated in accordance with the laws of Mexico. All of our directors and officers and experts named herein are non-residents of the United States, and all or substantially all of the assets of such persons and substantially all of our assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or us in United States courts judgments predicated upon the civil liability provisions of United States federal securities laws. We have been advised by our special counsel as to Mexican law, Ritch, Mueller, Heather y Nicolau, S.C., that there is doubt as to the enforceability, in original actions in Mexican courts, of liabilities predicated solely on U.S. federal securities laws and as to the enforceability in Mexican courts of judgments of United States courts obtained in actions predicated upon the civil liability provisions of U.S. federal securities laws. We have been advised by such special Mexican counsel that no bilateral treaty is currently in effect between the United States and Mexico that covers the reciprocal enforcement of civil foreign judgments. In the past, Mexican courts have enforced judgments rendered in the United States by virtue of the legal principles of reciprocity and comity, consisting of the review in Mexico of the United States judgment, in order to ascertain, among other matters, whether Mexican legal principles of due process, public policy (orden público) and non-violation of Mexican law have been complied with, without reviewing the merits of the subject matter of the case.

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Grupo Financiero Santander México, S.A.B. de C.V.
Contingent Convertible Securities

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers

Neither the laws of Mexico nor our bylaws or other constitutive documents provide for indemnification of our directors or officers. We may purchase and maintain directors’ and officers’ liability insurance covering our directors and executive officers with respect to general civil liability, including liabilities under the Securities Act, which our directors and officers may incur in their capacities as such.

Item 9. Exhibits

The following is a list of all exhibits filed as part of this registration statement on Form F-3, including those incorporated herein by reference.

Exhibit No.	Document
1.1*	Form of Underwriting Agreement for the contingent convertible securities of the Registrant.
4.1	English translation of the bylaws (estatutos) of the Registrant.
4.2	Form of Deposit Agreement among the Registrant, JPMorgan Chase Bank, N.A., as depositary, and the holders from time to time of American depositary receipts issued thereunder evidencing American depositary shares (incorporated by reference to Exhibit (a) to our Registration Statement on Form F-6 (file no. 333-183694) filed with the SEC on September 4, 2012).
4.3	Form of Indenture among the Registrant, The Bank of New York Mellon, as Trustee, Registrar, Paying Agent and Transfer Agent.
5.1	Opinion of Davis Polk & Wardwell LLP, U.S. legal counsel of the Registrant, as to the validity of the contingent convertible securities under New York law.
5.2	Opinion of Ritch, Mueller, Heather y Nicolau, S.C., Mexican legal counsel of the Registrant, as to the validity of the Series B shares.
23.1	Consent of Davis Polk & Wardwell LLP (included in exhibit 5.1).
23.2	Consent of Ritch, Mueller, Heather y Nicolau, S.C. (included in Exhibit 5.2).
23.3	Consent of Galaz, Yamazaki, Ruiz Urquiza, S.C., member firm of Deloitte Touche Tohmatsu Limited.
24.1	Powers of Attorney (included on signature page filed herewith).
25.1	Statement of Eligibility for the Indenture between the Registrant and The Bank of New York Mellon, as Indenture Trustee, on Form T-1.

* To be filed, if necessary, by amendment or as an exhibit to a report filed or furnished pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, and incorporated by reference.

Item 10. Undertakings

(a)       The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

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(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(5)       That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)       Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement.

(ii)       Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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(6)       That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)       Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Mexico City, Mexico, on December 21, 2016.

GRUPO FINANCIERO SANTANDER MÉXICO, S.A.B. DE C.V.

By:	/s/ Héctor Blas Grisi Checa
	Name:	Héctor Blas Grisi Checa
	Title:	Executive President and Chief Executive Officer

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POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Pedro José Moreno Cantalejo, Emilio de Eusebio Saiz and Fernando Borja Mujica, and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this Registration Statement, including to sign in the name and on behalf of the undersigned, this Registration Statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on December 21, 2016 in the capacities indicated:

Name	Title
/s/ Héctor Blas Grisi Checa	Executive President and Chief Executive Officer and Director (Principal Executive Officer)
Héctor Blas Grisi Checa

/s/ Pedro José Moreno Cantalejo	Vice President of Administration and Finance
Pedro José Moreno Cantalejo

/s/ Didier Mena Campos	Deputy General Director (Chief Financial Officer)
Didier Mena Campos

/s/ Emilio de Eusebio Saiz	Deputy General Director of Intervention and Control Management (Principal Accounting Officer)
Emilio de Eusebio Saiz

/s/ Rodrigo Brand de Lara	Director
Rodrigo Brand de Lara

/s/ Francisco Javier Hidalgo Blazquez	Director
Francisco Javier Hidalgo Blazquez

/s/ Marcos Alejandro Martínez Gavica	Chairman
Marcos Alejandro Martínez Gavica

/s/ Ángel Rivera Congosto	Director
Ángel Rivera Congosto
Director

Rodrigo Echenique Gordillo

/s/ Vittorio Corbo Lioi	Director
Vittorio Corbo Lioi

/s/ Guillermo Güemez García	Independent Director
Guillermo Güemez García

/s/ Joaquín Vargas Guajardo	Independent Director
Joaquín Vargas Guajardo

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/s/ Juan Gallardo Thurlow	Independent Director
Juan Gallardo Thurlow

Independent Director
Antonio Purón Mier y Terán

/s/ Eduardo Carredano Fernández	Independent Director
Eduardo Carredano Fernández

/s/ Jesús Federico Reyes Heroles González Garza	Independent Director
Jesús Federico Reyes Heroles González Garza

/s/ Fernando Ruiz Sahagún	Independent Director
Fernando Ruiz Sahagún

/s/ Alberto Torrado Martínez	Independent Director
Alberto Torrado Martínez

Independent Director
Gina Lorenza Diez Barroso Azcárraga

/s/ Enrique Krauze Kleinbort	Independent Director
Enrique Krauze Kleinbort

Independent Director
Guillermo Francisco Vogel Hinojosa

/s/ James H. Bathon	Authorized Representative in the United States
James H. Bathon

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Exhibit Index

Exhibit No.	Document
1.1*	Form of Underwriting Agreement for the contingent convertible securities of the Registrant.
4.1	English translation of the bylaws (estatutos) of the Registrant.
4.2	Form of Deposit Agreement among the Registrant, JPMorgan Chase Bank, N.A., as depositary, and the holders from time to time of American depositary receipts issued thereunder evidencing American depositary shares (incorporated by reference to Exhibit (a) to our Registration Statement on Form F-6 (file no. 333-183694) filed with the SEC on September 4, 2012).
4.3	Form of Indenture among the Registrant, The Bank of New York Mellon, as Trustee, Registrar, Paying Agent and Transfer Agent.
5.1	Opinion of Davis Polk & Wardwell LLP, U.S. legal counsel of the Registrant, as to the validity of the contingent convertible securities under New York law.
5.2	Opinion of Ritch, Mueller, Heather y Nicolau, S.C., Mexican legal counsel of the Registrant, as to the validity of the Series B shares and the contingent convertible securities.
23.1	Consent of Davis Polk & Wardwell LLP (included in exhibit 5.1).
23.2	Consent of Ritch, Mueller, Heather y Nicolau, S.C. (included in Exhibit 5.2).
23.3	Consent of Galaz, Yamazaki, Ruiz Urquiza, S.C., member firm of Deloitte Touche Tohmatsu Limited.
24.1	Powers of Attorney (included on signature page filed herewith).
25.1	Statement of Eligibility for the Indenture between the Registrant and The Bank of New York Mellon, as Indenture Trustee, on Form T-1.

* To be filed, if necessary, by amendment or as an exhibit to a report filed or submitted pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, and incorporated by reference.

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